SCHEDULE 14A INFORMATION

(RULE 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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SANTARUS, INC.

(Name of Registrant as Specified in its Charter)

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PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

SANTARUS, INC.

3611 Valley Centre Drive, Suite 400

San Diego, California 92130

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of the Stockholders of Santarus, Inc. will be held on June 11, 2013 at 1:00 p.m. at the offices of the Company, located at 3611 Valley Centre Drive, Suite 400, San Diego, California 92130, for the following purposes:

•	to elect three directors of the Company;

•

to amend Article FOURTH of the Company’s Amended and Restated Certificate of Incorporation to increase the authorized common stock, par value $0.0001 per share, of the Company from 100,000,000 shares to 200,000,000 shares;

•

to approve an amendment and restatement of the Santarus, Inc. Amended and Restated 2004 Equity Incentive Award Plan to: (i) extend the term of the plan through April 5, 2023, (ii) increase the number of shares reserved for issuance under such plan, (iii) satisfy the stockholder approval requirements of Section 162(m) of the Internal Revenue Code, as amended (“Section 162(m)”) with respect to “performance-based” compensation under Section 162(m) (including approval of the material terms of the performance goals for awards that may be granted under the Amended and Restated 2004 Equity Incentive Award Plan as required under Section 162(m)), and (iv) make other technical or otherwise non-material revisions thereto;

•

to approve an amendment and restatement of the Santarus, Inc. Amended and Restated Employee Stock Purchase Plan to: (i) extend the term of the plan until such time that the board of directors determines to terminate the plan, (ii) increase the number of shares reserved for issuance under such plan, and (iii) make other technical or otherwise non-material revisions thereto;

•	ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013; and

•	transact such other business as may be properly brought before the meeting or any adjournment thereof.

Stockholders of record at the close of business on April 15, 2013 are entitled to notice of and to vote at our Annual Meeting and at any adjournment or postponement thereof.

Accompanying this Notice is a proxy card. Whether or not you expect to be at our Annual Meeting, please complete, sign and date the enclosed proxy card and return it promptly. If you plan to attend our Annual Meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted.

All stockholders are cordially invited to attend the meeting.

By Order of the Board of Directors,

Gerald T. Proehl

President, Chief Executive Officer and Director

San Diego, California

April     , 2013

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

SANTARUS, INC.

PROXY STATEMENT

The board of directors of Santarus, Inc., a Delaware corporation (“Santarus,” the “Company,” “we,” “our” or “us”), is soliciting the enclosed proxy card for use at our Annual Meeting of Stockholders to be held on June 11, 2013 at 1:00 p.m. at the offices of the Company, located at 3611 Valley Centre Drive, Suite 400, San Diego, California 92130, and at any adjournments or postponements thereof. If you need directions to the location of the Annual Meeting, please contact us at (858) 314-5700. This Proxy Statement will be first sent to stockholders on or about April __, 2013.

All stockholders who find it convenient to do so are cordially invited to attend the meeting in person. In any event, please complete, sign, date and return the proxy card in the enclosed envelope.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 11, 2013

Electronic copies of this Proxy Statement and Santarus’ annual report are available at www.proxydocs.com/snts.

A proxy may be revoked by written notice to our corporate secretary at any time prior to the voting of the proxy, or by executing a later proxy or by attending the meeting and voting in person. Shares represented by proxies that reflect abstentions or “broker non-votes” (that is, shares held by a broker or nominee which are represented at the Annual Meeting, but not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on certain non-routine items, such as the election of directors and amendments to the Company’s equity and employee stock purchase plans. Thus, if the beneficial owner does not give a broker specific instructions, the beneficially owned shares may not be voted on these proposals and will not be counted in determining the number of shares necessary for approval, although they will count for purposes of determining whether a quorum exists.

Directors will be elected by a favorable vote of a plurality of the aggregate votes present, in person or by proxy, at the Annual Meeting. Accordingly, abstentions and broker non-votes will not affect the outcome of the election of candidates for director. Stockholders are not permitted to cumulate their shares for the purpose of electing directors or otherwise.

The proposal to amend Article FOURTH of the Company’s Amended and Restated Certificate of Incorporation requires the affirmative vote of the holders of a majority of the outstanding shares of common stock of the Company. Abstentions will have the same effect as votes against this proposal. This proposal is considered a routine matter on which a broker or other nominee is empowered to vote. Accordingly, no broker non-votes will result from this proposal.

The proposals to approve our Amended and Restated 2004 Equity Incentive Award Plan and our Amended and Restated Employee Stock Purchase Plan each require the affirmative vote of a majority of the aggregate votes present, in person or by proxy, and entitled to vote at the Annual Meeting. Abstentions will have the same effect as votes against these proposals. Broker non-votes will have the effect of a vote neither for or against such proposals.

The proposal to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013 requires the affirmative vote of a majority of the aggregate votes present, in person or by proxy, and entitled to vote at the Annual Meeting. Abstentions will have the same effect as votes against this proposal. This proposal is considered a routine matter on which a broker or other nominee is empowered to vote. Accordingly, no broker non-votes will result from this proposal.

Stockholders of record at the close of business on April 15, 2013 (the “Record Date”) will be entitled to vote at the meeting or vote by proxy using the proxy card. As of that date,                              shares of our common stock, par value $0.0001 per share, were outstanding. Each share of our common stock is entitled to one vote. A majority of the outstanding shares of our common stock entitled to vote, represented in person or by proxy at our Annual Meeting, constitutes a quorum.

Methods of Voting

If you are a stockholder of record of our common stock as of the Record Date, you may submit your vote on any or all of the matters being considered at the Annual Meeting in person or by proxy. You may vote by proxy in any of the following ways:

Voting by Mail. You may vote by proxy by mail. By completing, signing and dating the enclosed proxy card and returning it in the prepaid and addressed envelope enclosed with proxy materials delivered by mail, you are authorizing the individuals named on the proxy card (referred to in this proxy statement as proxies) to vote your shares at the Annual Meeting in the manner you indicate. We encourage you to complete, sign, date and return the proxy card even if you plan to attend the Annual Meeting so that your shares will be voted if you are unable to attend the Annual Meeting. If you received more than one proxy card, it is an indication that your shares are held in multiple accounts. Please complete, sign, date and return all proxy cards to ensure that all of your shares are voted.

Voting by Telephone. You may vote by proxy by telephone by following the instructions for telephone voting shown on your proxy card.

Voting over the Internet. You may vote by proxy over the Internet by following the instructions for Internet voting shown on your proxy card.

If your shares are held in “street name” for your account by a broker, bank or other nominee, please refer to your proxy card or the information forwarded by your broker, bank or other nominee to see which options are available to you.

If you plan to attend the Annual Meeting and vote in person, we will provide you with a ballot at the Annual Meeting. If your shares are held in “street name” for your account by a broker, bank or other nominee, and if you wish to vote in person at the Annual Meeting, you will need to bring to the Annual Meeting a legal proxy from your broker, bank or other nominee authorizing you to vote such shares.

The cost of preparing, assembling and mailing the Notice of Annual Meeting, Proxy Statement and proxy card will be borne by us. In addition to soliciting proxies by mail, our officers, directors and other regular employees, without additional compensation, may solicit proxies personally or by other appropriate means. It is anticipated that banks, brokers, fiduciaries, other custodians and nominees will forward proxy soliciting materials to their principals, and that we will reimburse such persons’ out-of-pocket expenses. In addition, we have engaged MacKenzie Partners Inc. (“MacKenzie”), to assist in the solicitation of proxies for the Annual Meeting, and we estimate that we will pay MacKenzie a fee of approximately $10,000. We have also agreed to reimburse MacKenzie for reasonable and documented out-of-pocket expenses incurred in connection with the proxy solicitation and to indemnify MacKenzie against certain losses, costs and expenses.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors currently consists of eight members. Matthew W. Strobeck, Ph.D. served as a member of our board of directors from April 6, 2012 to June 1, 2012, at which time Dr. Strobeck resigned from the board of directors to pursue other business interests. Our Amended and Restated Certificate of Incorporation provides for the classification of our board of directors into three classes, as nearly equal in number as possible, with staggered terms of office and provides that upon the expiration of the term of office for a class of directors, nominees for such class shall be elected for a term of three years or until their successors are duly elected and qualified. At this meeting, three nominees for director are to be elected as Class I directors for a three-year term expiring at our 2016 annual meeting of stockholders. The nominees are Daniel D. Burgess, Michael G. Carter, M.B., Ch.B., F.R.C.P. (U.K.) and Alessandro E. Della Chà. The Class II and Class III directors have one year and two years, respectively, remaining on their terms of office.

A plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors is required to elect directors. If no contrary indication is made, properly executed proxies are to be voted for our board of directors’ nominees or, in the event any of such nominees is not a candidate or is unable to serve as a director at the time of the election (which is not currently expected), for any nominee who shall be designated before the Annual Meeting by our board of directors to fill such vacancy. Our advance notice bylaws do not require our board of directors to designate such substitute nominee any particular period in advance of our Annual Meeting. In the event that our board of directors lawfully identifies or nominates a substitute or additional nominee before the Annual Meeting, we will file an amended proxy statement that (1) identifies such nominee, (2) discloses whether such nominee has consented to being named in the revised proxy statement and to serve if elected and (3) includes certain information regarding the nominee required under the rules of the Securities and Exchange Commission (the “SEC”).

Information Regarding Directors

The information set forth below as to the directors and nominees for director has been furnished to us by the directors and nominees for director. The process undertaken by the Nominating/Corporate Governance Committee in recommending qualified director candidates is described below under “Director Nomination Process.” Certain individual qualifications and skills of our directors that contribute to the board’s effectiveness as a whole are described in the following paragraphs.

Class I Directors

Nominees for Election for a Three-Year Term Expiring at the

2016 Annual Meeting of Stockholders

Name	Age	Present Position with the Company
Daniel D. Burgess	51	Director
Michael G. Carter, M.B., Ch.B., F.R.C.P. (U.K.)	75	Director
Alessandro E. Della Chà	49	Director

Daniel D. Burgess has served as a member of our board of directors since July 2004. Since June 2011, Mr. Burgess has been President and Chief Executive Officer of Rempex Pharmaceuticals, Inc., a private biopharmaceutical company. Prior to that, Mr. Burgess was President and Chief Executive Officer of Mpex Pharmaceuticals, Inc., a private biopharmaceutical company, which he joined in May 2007 and which was acquired by Aptalis Pharma Inc. in 2011. From August 1999 to May 2007, Mr. Burgess was Chief Operating Officer and Chief Financial Officer of Harbor BioSciences, Inc., formerly Hollis-Eden Pharmaceuticals, Inc., a pharmaceutical company. Mr. Burgess joined Harbor BioSciences from Nanogen Inc., a supplier of molecular diagnostic tests, where he served as Vice President and Chief Financial Officer. Prior to joining Nanogen in 1998, Mr. Burgess spent ten years with Gensia Sicor, Inc. (acquired by Teva Pharmaceutical Industries Limited), formerly Gensia Inc., a specialty pharmaceutical company, and Gensia Automedics, Inc., a partially owned subsidiary of Gensia Sicor. He served as President and a director of Gensia Automedics, where he was responsible for all functional areas of this medical products company. In addition, he was

Vice President and Chief Financial Officer of Gensia Sicor, where he was responsible for finance, investor relations, business development and other administrative functions. Prior to joining Gensia, Mr. Burgess held positions at Castle & Cooke, Inc. and Smith Barney, Harris Upham and Company. Mr. Burgess served as a director of Metabasis Therapeutics, Inc. from March 2004 until its acquisition by Ligand Pharmaceuticals Inc. in January 2010. He holds a B.A. in economics from Stanford University and an M.B.A. from Harvard Business School. In selecting Mr. Burgess to serve as a director, the board considered, among other things, his valuable financial expertise, including prior service as chief financial officer for publicly traded companies and his status as an “audit committee financial expert.” Santarus also benefits from Mr. Burgess’ general business experience in the pharmaceutical and biotechnology industries.

Michael G. Carter, M.B., Ch.B., F.R.C.P. (U.K.) has served as a member of our board of directors since February 2005. Dr. Carter has been a venture partner at S.V. Life Sciences Advisers LLP since 1998. He is retired from Zeneca, PLC, a publicly traded global pharmaceutical company. During his 15 years at Zeneca, Dr. Carter served as International Medical Director and International Marketing Director. Prior to joining Zeneca, Dr. Carter held several positions with Roche Products, Ltd. Dr. Carter currently serves as a director of GTx, Inc., a men’s health biotechnology company, in the U.S. Since September 2009, he has been a member of the Strategic Advisory Board of Healthcare Royalty Partners. He is an elected fellow of the Royal Pharmaceutical Society, Faculty of Pharmaceutical Medicine, and of the Royal College of Physicians of Edinburgh. Dr. Carter holds a bachelor’s degree in pharmacy from London University (U.K.) and a medical degree from Sheffield University Medical School (U.K.). In selecting Dr. Carter to serve as a director, the board considered, among other things, his valuable medical and commercial expertise, including prior service with Zeneca and Roche Products. Santarus also benefits from Dr. Carter’s international experience in the pharmaceutical and biotechnology industries.

Alessandro E. Della Chà has served as a member of our board of directors since April 2012. Since 1997, Mr. Della Chà has been a senior partner of Studio Legale Edoardo Ricci e Associati, a leading boutique commercial law firm in Milan, Italy and has served as a co-managing director of the firm since 2003. Mr. Della Chà has represented Italian companies and banks in litigation, commercial and bankruptcy matters, with significant experience in the fields of capital market transactions, IPOs, private placements, corporate governance issues and corporate restructurings. He currently serves as a director of Cosmo Pharmaceuticals S.p.A. Mr. Della Chà holds a degree in law from the Università degli Studi di Milano and a Masters in European Commercial Law from the University of Leicester, England. In selecting Mr. Della Chà to serve as a director, the board considered, among other things, his industry expertise and legal background. Santarus also benefits from Mr. Della Chà’s international perspective and relationship with a key corporate partner.

Our board of directors recommends a vote “FOR” each nominee listed above. Proxies solicited by our board of directors will be so voted unless stockholders specify otherwise on the accompanying proxy card.

Members of the Board of Directors Continuing in Office

Class II Directors

Term Expiring at the

2014 Annual Meeting of Stockholders

Name	Age	Present Position with the Company
Michael E. Herman	71	Director
Kent Snyder	59	Director

Michael E. Herman has served as a member of our board of directors since September 2003. From January 1992 to December 2000, Mr. Herman was President of the Kansas City Royals Baseball Club. From January 1990 to December 1999, he was Chairman of the Finance and Investment Committee of the Kauffman Foundation and was its President from January 1985 to December 1990. From October 1974 to December 1990, Mr. Herman was the Executive Vice President and Chief Financial Officer of Marion Laboratories, Inc. Mr. Herman is a director of Senomyx, Inc., a biotechnology company, and also is a Trustee of Rensselaer Polytechnic Institute and the University of Chicago Graduate School of Business. He also serves as a member of the board of directors of Vail Valley Foundation. Mr. Herman also previously served as a director of Cerner Corporation, Janus Capital, Eloquent, Inc. and Agouron Pharmaceuticals, Inc., a Pfizer company. Mr. Herman holds a B.S. in metallurgical engineering from Rensselaer

Polytechnic Institute and an M.B.A. from the University of Chicago. In selecting Mr. Herman to serve as a director, the board considered, among other things, his valuable business and financial expertise, both within and outside the life sciences industry, including prior service with Marion Laboratories. Santarus also benefits from Mr. Herman’s involvement in the healthcare and biotechnology industries through his previous 15 years of service on the board of directors of Cerner Corporation and his current director position with Senomyx.

Kent Snyder has served as a member of our board of directors since September 2004. Since September 2009, Mr. Snyder has been the Chief Executive Officer and Chairman of Senomyx, Inc., a San Diego-based biotechnology company. From June 2003 to August 2009, Mr. Snyder was President and Chief Executive Officer and a director of Senomyx. In May 2008, Mr. Snyder assumed the role of Chairman of the board of directors of Senomyx. Prior to joining Senomyx, from October 2001 to June 2003, Mr. Snyder was retired. From July 1991 to October 2001, Mr. Snyder held various management positions with Agouron Pharmaceuticals, Inc., a Pfizer company, including President of Global Commercial Operations. Prior to holding the position of President of Global Commercial Operations, Mr. Snyder served as Senior Vice President of Commercial Affairs and Vice President of Business Development. Mr. Snyder holds a B.S. in pharmacy from the University of Kansas and an M.B.A. from Rockhurst College. In selecting Mr. Snyder to serve as a director, the board considered, among other things, his valuable business and commercial expertise in the pharmaceutical and biotechnology industries, including his current position with Senomyx and prior service with Agouron Pharmaceuticals. Santarus also benefits from Mr. Snyder’s status as an “audit committee financial expert.”

Class III Directors

Term Expiring at the

2015 Annual Meeting of Stockholders

Name	Age	Present Position with the Company
Gerald T. Proehl	54	President, Chief Executive Officer and Director
David F. Hale	64	Chairman of the Board
Ted W. Love, M.D.	54	Director

Gerald T. Proehl serves as our President and Chief Executive Officer and as a director. Mr. Proehl has served in these capacities since January 2002. From March 2000 through December 2001, Mr. Proehl was our President and Chief Operating Officer. From April 1999 to March 2000, Mr. Proehl was our Vice President, Marketing and Business Development. Prior to joining Santarus, Mr. Proehl was with Hoechst Marion Roussel, Inc., a global pharmaceutical company, for 14 years, where he served in various capacities in multiple therapeutic areas including gastrointestinal, cardiovascular, wound care and central nervous system, and from March 1997 to April 1999 served as Vice President of Global Marketing. While at Hoechst Marion Roussel, Mr. Proehl was responsible for the marketing of gastrointestinal products Carafate® and Pentasa®, among products in several other therapeutic areas. Mr. Proehl holds a B.S. in education from the State University of New York at Cortland, an M.A. in exercise physiology from Wake Forest University and an M.B.A. from Rockhurst College. In selecting Mr. Proehl to serve as a director, the board considered, among other things, his significant knowledge and understanding of Santarus’ business in his role as President and Chief Executive Officer. Santarus also benefits from Mr. Proehl’s general business and commercial experience in the pharmaceutical industry, including his positions with Hoechst Marion Roussel.

David F. Hale has been Chairman since February 2004 and has served as a member of our board of directors since June 2000. Since May 2006, Mr. Hale has served as Chairman and Chief Executive Officer of Hale BioPharma Ventures, LLC, which is focused on the formation and development of biotechnology, specialty pharmaceutical, diagnostic and medical device companies. In March 2011, Mr. Hale was appointed Executive Chairman of Biocept, Inc. Mr. Hale was a co-founder of Somaxon Pharmaceuticals, Inc. and he served as Chairman of the board of directors from August 2003 to December 2007, interim Chief Executive Officer from January 2008 to August 2008, Executive Chairman from December 2007 to June 2009 and Chairman from July 2009 until its acquisition by Pernix Therapeutics Holdings, Inc. in March 2013. From October 2000 to May 2006, Mr. Hale served as President and Chief Executive Officer of CancerVax Corporation, a biotechnology company, and from December 2000 to May 2006, Mr. Hale was also a director of CancerVax. In May 2006, CancerVax merged with Micromet AG to form Micromet, Inc., a biotechnology company, of which Mr. Hale was Chairman until Micromet was acquired by Amgen Inc. in March 2012. Prior to joining CancerVax, Mr. Hale served as President and Chief Executive Officer and a director of Women First

HealthCare, Inc., a specialty healthcare company, from January 1998 to May 2000. From May 1987 to February 1997, he served as Chairman, President and Chief Executive Officer of Gensia Inc., a specialty pharmaceutical company. In February 1997, Gensia Inc. merged with Sicor Inc., to form Gensia Sicor Inc., and Mr. Hale served as Chief Executive Officer until October 1997, and as a director until June 1999. From February 1987 to September 1994, Mr. Hale served as Chairman of Viagene, Inc., a biotechnology company. Mr. Hale joined Hybritech, Inc., a publicly traded biotechnology company (acquired by Eli Lilly and Company in 1986), in 1982 and served as Chief Operating Officer, President, Chief Executive Officer and a director until May 1987. Mr. Hale served as a director of Metabasis Therapeutics, Inc. from April 1997 to August 2006, Chairman of the board of directors from August 2006 to September 2009, Executive Chairman from September 2009 to January 2010 and acting Chief Executive Officer from October 2009 to January 2010 when Metabasis was acquired by Ligand Pharmaceuticals Inc. Mr. Hale holds a B.A. in biology and chemistry from Jacksonville State University. In selecting Mr. Hale to serve as a director, the board considered, among other things, his significant business experience in the pharmaceutical and biotechnology industries, including service as a director or senior executive officer of numerous publicly traded and privately held pharmaceutical and biotechnology companies. Santarus also benefits from Mr. Hale’s status as an “audit committee financial expert.”

Ted W. Love, M.D. has served as a member of our board of directors since March 2005. In August 2012, Dr. Love retired from Onyx Pharmaceuticals, Inc., where he had served as an executive vice president since February 2010, most recently serving as its Executive Vice President and Head of Research & Development and Technical Operations. He provided consulting services to Onyx Pharmaceuticals, Inc. through December 2012. He previously served as President and Chief Executive Officer of Nuvelo, Inc., a biopharmaceutical company, from March 2001 to January 2009, having been appointed President and Chief Operating Officer of Nuvelo in January 2001. He served as a director of Nuvelo starting in February 2001 and became Chairman of the board of directors in September 2005. He joined Nuvelo from Theravance, Inc. (formerly Advanced Medicine), a biopharmaceutical company, where he served as Senior Vice President of Development from February 1998 to January 2001. Prior to that, he spent six years at Genentech, Inc., a biotechnology company, holding a number of senior management positions in medical affairs and product development. Dr. Love currently serves on the board of directors of Affymax, Inc., Bio-Rad Laboratories, Inc., Amicus Therapeutics, Inc., and Mast Therapeutics, Inc. Dr. Love also previously served on the board of directors of ARCA biopharma, Inc. and the California Institute for Regenerative Medicine (CIRM) Independent Citizen’s Oversight Committee. Dr. Love holds a B.A. in molecular biology from Haverford College and an M.D. from Yale Medical School. In selecting Dr. Love to serve as a director, the board considered, among other things, his valuable medical and business expertise, including his prior service with Onyx Pharmaceuticals, Nuvelo, Theravance and Genentech. Santarus also benefits from Dr. Love’s experience as a director of other publicly traded life science companies.

Director Independence

Messrs. Burgess, Hale, Herman, Snyder and Drs. Carter and Love are independent directors, as defined under applicable rules of the SEC and in the NASDAQ Stock Market, or NASDAQ, qualification standards. Our independent directors meet in regularly scheduled executive sessions without management. These executive sessions occur in conjunction with regularly scheduled meetings of our board of directors and its standing committees and otherwise as needed. There are no family relationships among any of the directors or executive officers of the Company and there are no other arrangements or understandings pursuant to which any member of, or nominee to, our board of directors was selected.

Board Meetings

Our board of directors held seven meetings, including telephonic meetings, during 2012. No director who served as a director during the past year (except for Dr. Strobeck, who resigned on June 1, 2012, and Mr. Della Chá, who was appointed in April 2012) attended fewer than 75% of the aggregate of the total number of meetings of our board of directors and the total number of meetings of committees of our board of directors on which he served.

Board Leadership Structure

Our board of directors is currently comprised of eight directors, six of whom are independent. We separate the roles of chief executive officer and chairman of our board of directors in recognition of the differences between the two roles. The chief executive officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the chairman of our board of directors provides guidance to the chief executive officer and presides over meetings of the full board of directors. We believe that this separation of responsibilities provides a balanced approach to managing the board of directors and overseeing the Company.

Board’s Role in Risk Oversight

Our board of directors is actively involved in oversight of risks that could affect the Company. The board’s role in our risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including risks associated with our operational, financial, legal and regulatory functions. The full board (or the appropriate board committee in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate “risk owner” within the organization to enable it to understand our risk identification, risk management and risk mitigation strategies. When a board committee engages in a discussion related to areas of material risk to the Company, the chairman of the relevant committee reports on the discussion to the full board during the committee reports portion of the next board meeting. This enables the board and its committees to coordinate the risk oversight role.

Committees of the Board

Audit Committee. Our audit committee currently consists of Messrs. Burgess, Hale and Snyder. The audit committee held four meetings, including telephonic meetings, during 2012. All members of the audit committee are independent directors, as defined under applicable SEC rules and in the NASDAQ qualification standards. Our board of directors has determined that each of Messrs. Burgess, Hale and Snyder qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations established by the SEC. The audit committee is governed by a written charter approved by our board of directors, a copy of which is available on our web site at http://ir.santarus.com/governance.cfm. The functions of this committee include:

•	meeting with our management periodically to consider the adequacy of our internal controls and the objectivity of our financial reporting;

•	meeting with our independent registered public accounting firm and with internal financial personnel regarding these matters;

•	engaging our independent registered public accounting firm; and

•

reviewing our audited financial statements and reports and discussing the statements and reports with our management and our independent registered public accounting firm, including any significant adjustments, management judgments and estimates, new accounting policies and disagreements with management, if any.

Both our independent registered public accounting firm and internal financial personnel regularly meet privately with our audit committee and have unrestricted access to this committee.

Nominating/Corporate Governance Committee. Our nominating/corporate governance committee currently consists of Drs. Love and Carter and Mr. Herman. The nominating/corporate governance committee held four meetings, including telephonic meetings, during 2012. All members of the nominating/corporate governance committee are independent directors, as defined under applicable SEC rules and in the NASDAQ qualification standards. The nominating/corporate governance committee is governed by a written charter approved by our board of directors, a copy of which is available on our web site at http://ir.santarus.com/governance.cfm. The functions of this committee include:

•	reviewing and recommending nominees for election as directors;

•	assessing the performance of our board of directors; and

•	reviewing our corporate governance guidelines and considering other issues relating to corporate governance.

Compensation Committee. Our compensation committee currently consists of Messrs. Herman, Hale and Snyder. The compensation committee held five meetings, including telephonic meetings, during 2012. All members of the compensation committee are independent directors, as defined under applicable SEC rules and in the NASDAQ qualification standards. The compensation committee is governed by a written charter approved by our board of directors, a copy of which is available on our web site at http://ir.santarus.com/governance.cfm. The functions of this committee include:

•

carrying out our board of directors’ responsibilities relating to compensation of our executive officers, including by designing (in consultation with management and the board of directors), approving and/or recommending to our board of directors for approval and evaluating our compensation plans, policies and programs;

•	working with an independent compensation consultant to ensure that the Company’s compensation programs are competitive;

•	exercising authority under our employee benefit plans; and

•	advising and consulting with our executive officers regarding the Company’s overall compensation practices and other matters related to compensation of our employees.

With regard to executive compensation, the compensation committee of our board of directors has the primary authority to determine compensation for our executive officers. To aid its review of employee compensation, the compensation committee reviews third party survey data for peer group companies and utilizes the services of Radford, an AON Hewitt company, an independent compensation consulting firm. In addition, the compensation committee, together with the remaining independent members of our board of directors, has authority to review our President and Chief Executive Officer’s individual performance and compensation, as well as to establish and determine achievement of our annual corporate goals. For more information about the compensation committee’s involvement with executive compensation matters, including its engagement of Radford, please see the discussion below under the heading “Compensation Discussion and Analysis.”

The compensation committee also has the primary authority to review, at least annually, and recommend to the board of directors all compensation for our non-employee directors in connection with their service on our board of directors. To aid its review of non-employee director compensation, the compensation committee reviews third party survey data for peer group companies and utilizes the services of Radford.

Compensation Committee Interlocks and Insider Participation

Messrs. Herman, Hale and Snyder serve on the compensation committee of our board of directors. No member of the compensation committee was at any time during the 2012 fiscal year or at any other time an officer or employee of the Company. None of our executive officers serve, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our compensation committee. None of our executive officers serve, or in the past year has served, as a member of the compensation committee of any entity that has one or more executives serving on our board of directors. No person who served as a member of the Compensation Committee during the 2012 fiscal year had a direct or indirect material interest in any transaction since the beginning of the 2012 fiscal year or any currently proposed transaction in which the Company was or is to be a participant and the amount involved exceeded or exceeds $120,000.

Director Nomination Process

Director Qualifications

In evaluating director nominees, the nominating/corporate governance committee considers, among other things, the following factors:

•	personal and professional integrity, ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	experience in our industry and/or with relevant social policy concerns;

•	experience as a board member of another publicly held company; and

•	practical and mature business judgment.

In connection with its evaluation of director nominees, the nominating/corporate governance committee also considers diversity of expertise and experience in substantive matters pertaining to our business relative to other board members. The nominating/corporate governance committee’s goal is to assemble a board of directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the nominating/corporate governance committee may also consider such other facts as it may deem are in the best interests of the Company and our stockholders. The nominating/corporate governance committee also believes it is appropriate for at least one, and, preferably, several, members of our board of directors to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of our board of directors be independent as required under the NASDAQ qualification standards. The nominating/corporate governance committee also believes it is appropriate for our chief executive officer to serve as a member of our board of directors. Our directors’ performance and qualification criteria are reviewed annually by the nominating/corporate governance committee.

Identification and Evaluation of Nominees for Directors

The nominating/corporate governance committee identifies nominees for director by first evaluating the current members of our board of directors willing to continue in service. Current members with qualifications and skills that are consistent with the nominating/corporate governance committee’s criteria for board of directors service and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of our board of directors with that of obtaining a new perspective.

If any member of our board of directors does not wish to continue in service or if our board of directors decides not to re-nominate a member for re-election, the nominating/corporate governance committee identifies the desired skills and experience of a new nominee in light of the criteria above. The nominating/corporate governance committee generally polls our board of directors and members of management for their recommendations. The nominating/corporate governance committee may also review the composition and qualification of the boards of directors of our competitors, and may seek input from industry experts. The nominating/corporate governance committee reviews the qualifications, experience and background of the candidates. Final candidates are interviewed by the members of the nominating/corporate governance committee and by certain of our other independent directors and executive management. In making its determinations, the nominating/corporate governance committee evaluates each individual in the context of our board of directors as a whole, with the objective of assembling a group that can best perpetuate the success of the Company and represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the nominating/corporate governance committee makes its recommendation to our board of directors.

In the event that we receive director candidate recommendations from our stockholders, those recommendations are evaluated in the same manner that potential nominees suggested by board members, management or other parties are evaluated. We do not intend to treat stockholder recommendations in any manner different from other recommendations.

Pursuant to our Amended and Restated Bylaws, stockholders wishing to suggest a candidate for director should write to our corporate secretary. In order to be considered, the recommendation for a candidate must include the following written information: (i) with respect to each of the proposing stockholder and the candidate, the class and number of shares of our capital stock which are owned beneficially and of record, (ii) with respect to each of the proposing stockholder and the candidate, any derivative, swap or other transaction, the purpose or effect of which is to give such party economic risk similar to ownership of shares of our capital stock; (iii) with respect to each of the proposing stockholder and the candidate, any proxy, agreement or relationship that confers a right to vote any of our shares of capital stock; (iv) with respect to each of the proposing stockholder and the candidate, any agreement or relationship engaged in to reduce the level of risk to, or increase or decrease the voting power of, such party with respect to our shares of capital stock, or which provides the opportunity to profit from any decrease in the value of our shares of capital stock; (v) with respect to each of the proposing stockholder and the candidate, any performance-related fees such party is entitled to be based on the increase or decrease in the value of any of our shares of capital stock; (vi) any other information relating to the proposing stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies or consents by such proposing stockholder pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (vii) all information relating to the candidate that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (viii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the proposing stockholder, on the one hand, and the candidate, his or her respective affiliates and associates, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K promulgated under the Exchange Act if such proposing stockholder were the “registrant” for purposes of such rule and the candidate were a director or executive officer of such registrant. In addition, we may require any candidate to furnish such other information as may reasonably be required by us to determine the eligibility of such candidate to serve as an independent director in accordance with our corporate governance guidelines or that could be material to a reasonable stockholder’s understanding of the independence or lack of independence of such candidate.

In order to give the nominating/corporate governance committee sufficient time to evaluate a recommended candidate and/or include the candidate in our proxy statement for the annual meeting to be held in 2014, the recommendation should be received by our corporate secretary at our principal executive offices pursuant to our procedures detailed in the section below entitled “Stockholder Proposals.”

Communications with our Board of Directors

Our stockholders may contact our board of directors or a specified individual director by writing to our corporate secretary at Santarus, Inc., 3611 Valley Centre Drive, Suite 400, San Diego, California 92130. Our corporate secretary will relay all such communications to our board of directors, or individual members, as appropriate.

Code of Ethics

The Company has established a Code of Business Conduct and Ethics that applies to our officers, directors and employees. The Code of Business Conduct and Ethics contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics, and is intended to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and Item 406 of Regulation S-K. The Company has established an Ethics Helpline at 1-800-869-9522 that is designed to receive anonymous reports of any known or suspected violations of our Code of Business Conduct and Ethics, Comprehensive Compliance Program for Sales and Marketing Activities or other applicable laws, rules and regulations.

Corporate Governance Documents

The Company’s Code of Business Conduct and Ethics, Corporate Governance Guidelines, Audit Committee Charter, Compensation Committee Charter and Nominating/Corporate Governance Committee Charter are available, free of charge, on our web site at www.santarus.com. Please note, however, that the information contained on the web site is not incorporated by reference in, or considered part of, this Proxy Statement. We will also provide copies of these documents, free of charge, to any stockholder upon written request to Investor Relations, Santarus, Inc., 3611 Valley Centre Drive, Suite 400, San Diego, California 92130.

Report of the Audit Committee

The audit committee oversees the Company’s financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the audited consolidated financial statements and the related financial statement Schedule II in the Company’s annual report with management, including a discussion of any significant changes in the selection or application of accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and the effect of any new accounting initiatives.

The audit committee reviewed and discussed with Ernst & Young LLP, which is responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements and related schedule with generally accepted accounting principles, its judgments as to the quality and acceptability of the Company’s accounting principles and such other matters as are required to be discussed with the audit committee by the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), including PCAOB Interim Auditing Standard AU Section 380, Communication With Audit Committees, the rules of the SEC, and other applicable regulations. In addition, the audit committee has discussed with Ernst & Young LLP its independence from management, and the Company has received from Ernst & Young LLP the written disclosures and the letter required by Rule 3526 of the PCAOB (Communication with Audit Committees Concerning Independence) and has considered the compatibility of non-audit services with Ernst & Young LLP’s independence.

The audit committee met with Ernst & Young LLP to discuss the overall scope of its services, the results of its audit and reviews, its evaluation of the Company’s internal controls, including internal control over financial reporting, and the overall quality of the Company’s financial reporting. The audit committee’s meetings with Ernst & Young LLP were held with and without management present. The audit committee is not employed by the Company, nor does it provide any expert assurance or professional certification regarding the Company’s consolidated financial statements. The audit committee relies, without independent verification, on the accuracy and integrity of the information provided, and representations made, by management and the Company’s independent registered public accounting firm.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the Company’s board of directors that the audited consolidated financial statements and related schedule and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in the Company’s annual report for the year ended December 31, 2012. The audit committee and the Company’s board of directors also have recommended, subject to stockholder approval, the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2013.

This report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the audit committee.

Daniel D. Burgess, Chairman

David F. Hale

Kent Snyder

Compensation of Directors

Non-employee members of our board of directors receive a combination of cash compensation, in the form of annual retainers and meeting stipends, and equity incentive compensation, in the form of stock option awards, for their service on our board of directors. Any board member who is also an employee of the Company does not receive separate compensation for service on our board of directors.

Cash Compensation

2012 Fiscal Year

For the 2012 fiscal year, each non-employee director received an annual cash retainer of $45,000. The chairman of our board received an additional annual retainer of $40,000 and the chairs of the following board committees received the following additional annual retainers: (i) audit committee, $20,000; (ii) compensation committee, $15,000; and (iii)

nominating/corporate governance committee, $10,000. In addition, the non-chair members of the following board committees received the following additional annual retainers: (i) audit committee, $10,000; (ii) compensation committee, $7,500; and (iii) nominating/corporate governance committee, $5,000.

For each meeting of the board attended during 2012 in excess of ten board meetings, each non-employee director was entitled to receive an additional cash meeting stipend of $2,000 for each such meeting attended in-person or $1,000 for each such meeting attended by telephone.

In addition, non-employee directors also received reimbursement of their reasonable out-of-pocket expenses in connection with attendance at board and committee meetings.

Additional information about the cash compensation paid to our non-employee directors during the 2012 fiscal year is reflected in the table captioned “Director Compensation Table,” set forth below.

2013 Fiscal Year

For the 2013 fiscal year, each non-employee director is entitled to receive the same amounts of cash compensation as described above for the 2012 fiscal year.

Equity Incentive Compensation

Our non-employee directors also receive equity incentive compensation in connection with their service on our board of directors.

2012 Fiscal Year

For the 2012 fiscal year, on June 13, 2012, the date of the 2012 annual meeting of our stockholders, (i) each continuing non-employee director received an option to purchase 32,000 shares of common stock, (ii) the chairman of our board of directors received an additional annual option to purchase 10,000 shares of common stock, (iii) the chairman of our audit committee received an additional annual option to purchase 5,000 shares of common stock, (iv) the chairman of our compensation committee received an additional annual option to purchase 5,000 shares of common stock and (v) the chairman of our nominating/corporate governance committee received an additional annual option to purchase 2,500 shares of common stock. In addition, our policy provides that each non-employee director who is initially elected to our board of directors will be granted an option to purchase 35,000 shares of our common stock in connection with his or her initial election to our board of directors.

These options have an exercise price per share equal to 100% of the fair market value of the underlying stock at the time of grant. The options granted to non-employee directors in connection with their initial election to our board of directors will vest in three equal annual installments on each yearly anniversary of the date of grant, subject to the director’s continuing service on our board of directors on such dates. The other options granted to non-employee directors described above will vest in twelve equal monthly installments on each monthly anniversary of the date of grant, subject to the director’s continuing service on our board of directors on such dates. To the extent vested as of a non-employee director’s termination of membership on our board of directors, each such option will be exercisable for 12 months following such director’s termination of membership on our board of directors. The term of each option granted to a non-employee director is ten years. Upon a change of control (as defined in our Amended and Restated 2004 Equity Incentive Award Plan and our 1998 Stock Option Plan), each option granted to a non-employee director will become 100% vested in accordance with the terms of such plans.

Additional information about stock option awards granted during the 2012 fiscal year to our non-employee directors is reflected in the table captioned “Director Compensation Table,” set forth below.

2013 Fiscal Year

On June 11, 2013, the date of the 2013 annual meeting of our stockholders, each continuing non-employee director will receive annual option grants in the same amount and on the same terms as described above in respect of the annual option grants made on the date of our 2012 annual stockholders meeting.

DIRECTOR COMPENSATION TABLE FOR 2012

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2012.

	Fees Earned or Paid in Cash	Option Awards	All Other Compensation	Total
Name(1)	($)	($)(2)	($)	($)
David F. Hale	$102,500	$167,786	$—	$270,286
Daniel D. Burgess	65,000	147,811	—	212,811
Michael G. Carter, M.B., Ch.B., F.R.C.P. (U.K.)	50,000	127,837	—	177,837
Alessandro E. Della Chà(3)	33,750	267,350	—	301,100
Michael E. Herman	65,000	147,811	—	212,811
Ted W. Love, M.D.	55,000	137,824	—	192,824
Kent Snyder	62,500	127,837	—	190,337
Matthew W. Strobeck, Ph.D.(4)	7,500	139,514	—	147,014

(1)	Gerald T. Proehl, our President and Chief Executive Officer, is not included in this table as he is an employee of our company and thus receives no compensation for his services as a director. The compensation received by Mr. Proehl as an employee and Named Executive Officer of the Company is shown in the “Summary Compensation Table for 2012” in this proxy statement.
(2)	Represents the aggregate grant date fair value of option awards to each of our non-employee directors in 2012 computed using the Black-Scholes valuation model and in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718. For complete valuation assumptions, please see Note 1 of the consolidated financial statements and the related disclosures included in our Annual Report on Form 10-K for the year ended December 31, 2012. As of December 31, 2012, each non-employee director had the following shares subject to outstanding options: David F. Hale: 283,000; Daniel D. Burgess: 381,000; Michael G. Carter: 304,000; Alessandro E. Della Chà: 67,000; Michael E. Herman: 242,428; Ted W. Love: 203,000; Kent Snyder: 336,000; and Matthew W. Strobeck, Ph.D.: 0.
(3)	Mr. Della Chà began his service on our board of directors on April 6, 2012.
(4)	Dr. Strobeck served on our board of directors from April 6, 2012 to June 1, 2012, and upon his resignation from the board on June 1, 2012, his options (none of which were vested) were terminated without having been exercised.

Director Attendance at Annual Meetings

The Company does not have a formal policy regarding attendance by members of our board of directors at our Annual Meeting. Seven of our eight then-current directors attended our 2012 annual meeting of stockholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of March 31, 2013 for:

•	each of our Named Executive Officers;

•	each of our directors;

•	each person known by us to beneficially own more than 5% of our common stock; and

•	all of our executive officers and directors as a group.

Information with respect to beneficial ownership has been furnished by each executive officer, director, or beneficial owner of more than 5% of our common stock. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting and investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of common stock used to calculate the percentage ownership of each listed person includes the shares of common stock underlying options or warrants held by such persons that are exercisable as of May 30, 2013, which is 60 days after March 31, 2013.

Percentage of beneficial ownership is based on 64,630,085 shares of common stock outstanding as of March 31, 2013.

Unless otherwise indicated, the address for the following stockholders is c/o Santarus, Inc., 3611 Valley Centre Drive, Suite 400, San Diego, CA 92130.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent Beneficially Owned
Named Executive Officers and Directors:
Gerald T. Proehl(1)	2,386,404	3.6%
Debra P. Crawford(2)	904,358	1.4
Warren E. Hall(3)	654,431	1.0
Wendell Wierenga, Ph.D.(4)	111,535	*
Carey J. Fox, J.D.(5)	718,966	1.1
David F. Hale(6)	601,452	*
Daniel D. Burgess(7)	365,000	*
Michael G. Carter, M.B., Ch.B., F.R.C.P. (U.K.)(8)	304,000	*
Alessandro E. Della Chà(9)	133,215	*
Michael E. Herman(10)	349,970	*
Ted W. Love, M.D.(11)	538,500	*
Kent Snyder(12)	337,000	*
5% Stockholders:
Cosmo Technologies Limited(13)	7,878,544	12.2
Funds affiliated with BlackRock, Inc.(14)	3,885,983	6.0
S.A.C. Capital Advisors, L.P.(15)	3,351,290	5.2

All directors and executive officers as a group (18 persons)(16)	10,385,433	14.2

*	Indicates beneficial ownership of less than 1% of the total outstanding common stock.
(1)	Includes options that are exercisable to purchase 1,928,697 shares.
(2)	Includes options that are exercisable to purchase 738,394 shares.

(3)	Includes options that are exercisable to purchase 643,885 shares.
(4)	Includes options that are exercisable to purchase 109,026 shares.
(5)	Includes options that are exercisable to purchase 694,832 shares.
(6)	Includes (a) 295,452 shares and options that are immediately exercisable to purchase 283,000 shares, of which 3,500 shares will be unvested as of May 30, 2013, held by the Hale Family Trust dated February 10, 1986 and (b) 5,000 shares held by Hale Trading Company, L.P. David F. Hale is a trustee of the Hale Family Trust, dated February 10, 1986 and the general partner of Hale Trading Company, L.P.
(7)	Includes options that are immediately exercisable to purchase 365,000 shares of which 3,084 will be unvested as of May 30, 2013.
(8)	Includes options that are immediately exercisable to purchase 304,000 shares of which 2,667 will be unvested as of May 30, 2013.
(9)	Includes options that are immediately exercisable to purchase 67,000 shares, of which 26,001 will be unvested as of May 30, 2013.
(10)	Includes (a) 75,000 shares and options that are immediately exercisable to purchase 202,428 shares held by The Herman Family Trading Company of which 3,084 shares will be unvested as of May 30, 2013, (b) 52,142 shares held by the Michael E. Herman Revocable Trust, (c) 16,000 shares held by Vail Fishing Partners, and (d) 4,400 shares held by Mr. Herman’s spouse. Mr. Herman is the President of The Herman Family Trading Company, the general partner of Vail Fishing Partners and a trustee of the Michael E. Herman Revocable Trust. Mr. Herman disclaims beneficial ownership of the shares held by his spouse.
(11)	Includes options that are immediately exercisable to purchase 203,000 shares, of which 2,875 will be unvested as of May 30, 2013.
(12)	Includes (a) options that are immediately exercisable to purchase 336,000 shares, of which 2,667 will be unvested as of May 30, 2013, and (b) 1,000 shares held by the Snyder Family Trust dated July 17, 2000. Mr. Snyder is a trustee of the Snyder Family Trust.
(13)	Based solely on a review of the Schedule 13D filed by Cosmo Technologies Limited with the SEC on February 14, 2013 reporting shares held as of December 31, 2012. Cosmo Technologies Limited has shared voting and investment power with respect to all 7,878,544 shares. Cosmo Technologies Limited is a wholly-owned subsidiary of Cosmo Pharmaceuticals S.p.A., which is controlled by Cosmo Holding S.p.A. Accordingly, each of Cosmo Pharmaceuticals S.p.A. and Cosmo Holding S.p.A. may be deemed the beneficial owner of the 7,878,544 shares. Giuseppe Cipriano and Luigi Moro are the directors of Cosmo Technologies Limited. Mauro Ajani is the majority stockholder of Cosmo Holding S.p.A. The address for Cosmo Technologies Limited is 42-43 Amiens Street, Dublin 1, Ireland. The address for Cosmo Pharmaceuticals S.p.A. and Messrs Ajani, Cipriano and Moro is Via C. Colombo, 1, 20020 Lainate-Milano, Italy. The address for Cosmo Holding S.p.A. is Piazza della Repubblica 3, 20121 Milano, Italy.
(14)

Based solely on a review of the Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 5, 2013 reporting shares held as of December 31, 2012. BlackRock, Inc. reports shared voting and investment power with respect to all 3,885,983 shares. BlackRock, Inc. is a parent holding company for a number of investment management subsidiaries. The following subsidiaries are investment advisors in accordance with Rule 13d-1 that hold the shares beneficially owned by BlackRock, Inc.: BlackRock Institutional Trust Company, N.A.; BlackRock Fund Advisors; BlackRock Asset Management Canada Limited; BlackRock Advisors, LLC; and BlackRock Investment Management, LLC. The address for BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(15)

Based solely on a review of the Schedule 13G/A filed with the SEC on February 14, 2013 reporting shares held as of December 31, 2012, by (i) S.A.C. Capital Advisors, L.P. (“SAC Capital Advisors LP”) with respect to shares beneficially owned by S.A.C. Capital Associates, LLC (“SAC Capital Associates”) and S.A.C. MultiQuant Fund,

L.P. (“SAC MultiQuant Fund”); (ii) S.A.C. Capital Advisors, Inc. (“SAC Capital Advisors Inc.”) with respect to shares beneficially owned by SAC Capital Advisors LP, SAC Capital Associates and SAC MultiQuant Fund; (iii) SAC Capital Associates with respect to shares beneficially owned by it; (iv) Sigma Capital Management, LLC (“Sigma Management”) with respect to shares beneficially owned by Sigma Capital Associates, LLC (“Sigma Capital Associates”); and (v) Steven A. Cohen with respect to shares beneficially owned by SAC Capital Advisors LP, SAC Capital Advisors Inc., SAC Capital Associates, SAC MultiQuant Fund, Sigma Management and Sigma Capital Associates. SAC Capital Advisors LP, SAC Capital Advisors Inc., Sigma Management, and Mr. Cohen do not directly own any shares. Pursuant to an investment management agreement, SAC Capital Advisors LP maintains investment and voting power with respect to the securities held by SAC Capital Associates and SAC MultiQuant Fund. SAC Capital Advisors Inc. is the general partner of SAC Capital Advisors LP. Pursuant to an investment management agreement, Sigma Management maintains investment and voting power with respect to the securities held by Sigma Capital Associates. Mr. Cohen controls each of SAC Capital Advisors Inc. and Sigma Management. As of December 31, 2012, by reason of the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, each of (i) SAC Capital Advisors LP, SAC Capital Advisors Inc. and Mr. Cohen may be deemed to beneficially own 3,351,290 shares; and (ii) Sigma Management and Mr. Cohen may be deemed to beneficially own 349,158 shares. Each of SAC Capital Advisors LP, SAC Capital Advisors Inc., Sigma Management, and Mr. Cohen disclaims beneficial ownership of any of the shares.
(16)	Includes options that are immediately exercisable to purchase 8,750,280 shares, of which 3,410,261 will be unvested as of May 30, 2013.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Our Executive Officers and Senior Management

The following table sets forth information as to persons who serve as our executive officers and senior management as of March 31, 2013.

Name	Age	Position
Gerald T. Proehl	54	President, Chief Executive Officer and Director
Wendell Wierenga, Ph.D.	65	Executive Vice President, Research and Development
E. David Ballard II, M.D.	57	Senior Vice President, Medical Affairs and Pharmacovigilance
Maria Bedoya-Toro, Ph.D.	61	Senior Vice President, Regulatory Affairs and Quality Assurance
Debra P. Crawford	55	Senior Vice President, Chief Financial Officer, Treasurer and Secretary
Julie A. DeMeules	60	Senior Vice President, Human Resources
William C. Denby, III	57	Senior Vice President, Commercial Operations
Carey J. Fox, J.D.	44	Senior Vice President, General Counsel
Warren E. Hall	60	Senior Vice President, Manufacturing and Product Development
Michael D. Step	53	Senior Vice President, Corporate Development
Mark C. Totoritis, M.D.	58	Senior Vice President, Clinical Research
Blake A. Boland	52	Vice President, Sales
Teri L. Chuppe	50	Vice President, Corporate Controller
Jonathan M. Hee	54	Vice President, Commercial Affairs
Martha L. Hough	59	Vice President, Finance and Investor Relations
Thomas J. Joyce	53	Vice President, Marketing and National Accounts

Gerald T. Proehl serves as our President and Chief Executive Officer and as a director. Mr. Proehl has served in these capacities since January 2002. From March 2000 through December 2001, Mr. Proehl was our President and Chief Operating Officer. From April 1999 to March 2000, Mr. Proehl was our Vice President, Marketing and Business Development. Prior to joining Santarus, Mr. Proehl was with Hoechst Marion Roussel, Inc., a global pharmaceutical company, for 14 years, where he served in various capacities in multiple therapeutic areas including gastrointestinal, cardiovascular, wound care and central nervous system, and from March 1997 to April 1999 served as Vice President of Global Marketing. While at Hoechst Marion Roussel, Mr. Proehl was responsible for the marketing of gastrointestinal products Carafate and Pentasa, among products in several other therapeutic areas. Mr. Proehl holds a B.S. in education from the State University of New York at Cortland, an M.A. in exercise physiology from Wake Forest University and an M.B.A. from Rockhurst College.

Wendell Wierenga, Ph.D. serves as our Executive Vice President, Research and Development and has held this position since June 2011. From 2007 to 2011, Dr. Wierenga served as Executive Vice President, Research and Development of privately held Ambit Biosciences Corporation, where he was responsible for all research and drug development activities including clinical, regulatory affairs and manufacturing. From 2003 to 2007, he was Executive Vice President, Research and Development of Neurocrine Biosciences, Inc., where he led all research and drug development activities. From 2000 to 2003, Dr. Wierenga served as the Chief Executive Officer of biotechnology company Syrrx, Inc., a spinout from the Genomics Institute of the Novartis Research Foundation. Dr. Wierenga served 10 years with Warner-Lambert, joining as Senior Vice President of Research for Parke-Davis, the company’s pharmaceutical research division, and promoted in 1999 to Senior Vice President, Worldwide Pharmaceutical Sciences, Technologies and Development. He began his career in 1974 as a research scientist at The Upjohn Company and was Director of Cancer and Viral Diseases Research when he left in 1990. Dr. Wierenga holds a B.A. in chemistry from Hope College and a Ph.D. in chemistry from Stanford University.

E. David Ballard II, M.D. serves as our Senior Vice President, Medical Affairs and Pharmacovigilance. Dr. Ballard joined Santarus in March 2004 as Vice President, Clinical Research, was appointed Vice President, Medical Affairs in September 2005, was promoted to Vice President, Clinical Research and Medical Affairs in March 2006, was promoted to Senior Vice President, Clinical Research and Medical Affairs in September 2008 and appointed to his current position in February 2011. From March 2000 to February 2004, Dr. Ballard served in various positions at TAP Pharmaceutical Products Inc., a pharmaceutical company, most recently serving as Therapeutic Area Head, Gastroenterology and Internal Medicine. From July 1997 to March 2000, Dr. Ballard was a Medical Director at Abbott Laboratories, a pharmaceutical company. Dr. Ballard holds a B.S. in biology from Morehouse College and an M.D. from the Medical College of Ohio. Dr. Ballard is also certified as a gastroenterologist by the American Board of Internal Medicine.

Maria Bedoya-Toro, PhD serves as our Senior Vice President, Regulatory Affairs and Quality Assurance. Dr. Bedoya-Toro joined Santarus in May 2007 as Vice President, Regulatory Affairs and Quality Assurance, and was promoted to her current position in February 2011. She previously served as Senior Director Regulatory Affairs at Eisai Medical Research Inc. from November 2006 to May 2007, moving to Eisai from Ligand Pharmaceuticals, Inc. when Ligand divested their oncology products to Eisai in November 2006. Dr. Bedoya-Toro worked as Senior Director Global Regulatory Affairs and Compliance at Ligand from 2003 to 2006. From 2000 to 2003 she served as Director Global Regulatory Affairs at Baxter Hyland Immuno. From 1998 to 2000 Dr. Bedoya-Toro worked at BASF Bioresearch Corporation as Director Regulatory Affairs/Quality, and from 1996 to 1998 she worked as Director Quality Assurance and Regulatory Compliance at Amylin Pharmaceuticals, Inc. From 1988 to 1996 Dr. Bedoya-Toro worked at Rhone-Poulenc Rorer, Inc. in a number of increasingly responsible positions in regulatory compliance, quality assurance, quality control and compliance. Dr. Bedoya-Toro holds an M.B.A. from the University of Chicago and a Ph.D. in bio-analytical chemistry from Ohio University. In addition she has an M.A. in bio-analytical chemistry and a B.S. in chemistry from Western Michigan University.

Debra P. Crawford serves as our Senior Vice President, Chief Financial Officer, Treasurer and Secretary. Ms. Crawford joined Santarus in November 2000 as Vice President, Chief Financial Officer, Treasurer and Secretary and was promoted to her current position in December 2003. Prior to joining Santarus, Ms. Crawford served as Vice President, Chief Financial Officer and Treasurer from July 1998 to May 2000 for Women First HealthCare, Inc., a specialty healthcare company. Ms. Crawford was also Assistant Secretary of Women First from July 1998 to February 1999 and Secretary from March 1999 to May 2000. From May 2000 to October 2000 and from March 1997 to August 1998, Ms. Crawford was self-employed and provided financial consulting services in the area of corporate development and in the capacity of acting chief financial officer. Ms. Crawford also served as Chief Financial Officer, Vice President of Finance and Administration and Treasurer of IVAC Holdings, Inc. from January 1996 to December 1996 and of IVAC Medical Systems, Inc., a medical device company, from January 1995 to December 1996. From September 1981 to December 1994, Ms. Crawford served in various financial positions within companies of the medical device division of Eli Lilly & Company. Ms. Crawford holds a B.S. in business administration from San Diego State University.

Julie A. DeMeules serves as our Senior Vice President, Human Resources. Ms. DeMeules joined Santarus in January 2004 as Vice President, Human Resources and was promoted to her current position in February 2006. From January 2000 to November 2003, Ms. DeMeules served as Vice President, Human Resources at Quidel Corporation, a

manufacturer and distributor of medical diagnostic products. From February 1991 to January 2000, Ms. DeMeules was employed with Advanced Tissue Sciences, Inc., a biotechnology company, most recently serving as Vice President, Human Resources. Prior to joining Advanced Tissue Sciences, Ms. DeMeules served as Director of Human Resources at Square D Corporation, a provider of electrical products, from June 1990 to February 1991. Prior to joining Square D, Ms. DeMeules served for several years as Vice President of Human Resources of Signet Armorlite, Inc., a manufacturer and distributor of ophthalmic lenses and supplies. Ms. DeMeules holds a B.A. in business administration from the University of San Diego and an M.B.A. from San Diego State University.

William C. Denby, III serves as our Senior Vice President, Commercial Operations. Mr. Denby has held this position since he joined Santarus in February 2002. Prior to joining Santarus, from October 2001 to February 2002, Mr. Denby served as Senior Vice President of Commercial Operations of Agouron Pharmaceuticals, Inc., a provider of HIV and other specialty pharmaceutical products that was acquired by Pfizer Inc. From June 1997 to October 2001, Mr. Denby served as Senior Vice President and Vice President of Sales and Marketing for Agouron. From January 1995 to June 1997, Mr. Denby served as Senior Director of Sales and Marketing and Senior Director, Commercial and Marketing Affairs for Agouron. Prior to that, Mr. Denby was at Marion Laboratories, Inc. for 18 years, holding various positions in corporate finance, strategic planning, and sales and marketing. While at Marion Laboratories, Mr. Denby was responsible for promoting a diverse product line which included brands such as Cardizem®, Nicorette® and the duodenal ulcer drug Carafate, and he helped secure managed care formulary acceptance for these products. Mr. Denby holds a B.A. in English from the State University of New York at Fredonia and an M.B.A. from Rockhurst College.

Carey J. Fox, J.D. serves as our Senior Vice President, General Counsel. Ms. Fox joined Santarus as Senior Director, Legal Affairs in March 2002, was promoted to Vice President, Legal Affairs in May 2004, was promoted to Vice President, General Counsel in March 2006 and was promoted to her current position in September 2008. Prior to joining Santarus, Ms. Fox served as Director, Legal Affairs for Elan Pharmaceuticals, Inc., a pharmaceutical company, from January 2002 to March 2002. Prior to joining Elan, Ms. Fox was associated with the law firm of Brobeck, Phleger & Harrison LLP from May 1998 to December 2001 and with the law firm of Fennemore Craig, P.C. from January 1996 to May 1998, where she represented a variety of clients in general corporate and securities law matters. Ms. Fox is a member of the State Bar of California and holds a B.A. in social ecology from the University of California, Irvine and a J.D. from Arizona State University.

Warren E. Hall serves as our Senior Vice President, Manufacturing and Product Development. Mr. Hall joined Santarus in July 2001 as Vice President, Manufacturing and Product Development and was promoted to his current position in December 2003. Prior to joining Santarus, Mr. Hall served as Senior Director of Development from July 2000 to July 2001 at Dura Pharmaceuticals, Inc., a specialty pharmaceutical company that was acquired by Elan Corporation, plc, a pharmaceutical company. Mr. Hall served as Senior Director of Program Management for the pulmonary group at Dura from February 1999 to July 2000, and as Senior Director of Manufacturing from July 1998 to February 1999. From November 1995 to June 1998, Mr. Hall served as Director of Manufacturing Operations at Cell Therapeutics, Inc., a cancer treatment company. Prior to Cell Therapeutics, Mr. Hall was with Mallinckrodt, Inc., a pharmaceutical and specialty chemical company, for 17 years, serving in various capacities, most recently as Director of Worldwide Manufacturing. Mr. Hall holds a B.A. in chemistry and biology from Greenville College and an M.S. in organic chemistry from Southern Illinois University.

Michael D. Step serves as our Senior Vice President, Corporate Development. Mr. Step has held this position since he joined Santarus in February 2005. Prior to joining Santarus, he served from August 2000 to February 2005 with Amylin Pharmaceuticals, Inc., a biopharmaceutical company, most recently as Vice President, Corporate Development. In this capacity, he was responsible for leading corporate development activities, including product licensing, strategic planning, and mergers and acquisitions evaluations. Prior to Amylin, he was Senior Director, Business Development at Dura Pharmaceuticals, Inc., a pharmaceutical company, from May 1998 to July 2000. In this position, his duties included licensing of marketed pharmaceutical products. Prior to that, he served in corporate development and strategic planning at Hoffmann-La Roche and sales and management roles at Roche Labs and Syntex Labs. Mr. Step holds a B.A. in political science from Vanderbilt University and an M.B.A. from the University of Southern California.

Mark C. Totoritis, M.D. serves as our Senior Vice President, Clinical Research. Dr. Totoritis joined Santarus in September 2010 as Senior Vice President, Biologics and was appointed to his current position in February 2011. From 2007 to September 2010, Dr. Totoritis was associated with Covella Pharmaceuticals, Inc., a start-up biotechnology company that he co-founded and for which he served as Chief Medical Officer until its acquisition by Santarus in

September 2010. From 2003 to 2006 he was Vice President of Medical Research and Head of the Immunology/Rheumatology Therapeutics Group at Biogen Idec, Inc. Dr. Totoritis also worked as Head of the Autoimmune and Inflammatory Diseases Group at IDEC Pharmaceuticals Corp. from 1997 through its merger with Biogen, Inc. in 2003, rising to the position of vice president. He played a key role in the development and approval for rheumatoid arthritis of Rituxan®, a biologic drug sold by Genentech, Inc. and Biogen Idec and also approved for non-Hodgkin’s lymphoma. Dr. Totoritis worked at Advanced Tissue Sciences, Inc. from 1995 to 1997, where his efforts contributed to the approval of the company’s first bioengineered human tissue product for the treatment of burn wounds. Earlier in his career, while at Syntex Research/Roche Bioscience, Dr. Totoritis was a major contributor to the development of CellCept® for use in patients undergoing solid organ transplantation. He holds an A.B. in human biology from Stanford University and an M.D. from Eastern Virginia Medical School. Dr. Totoritis is board certified in internal medicine and rheumatology by the American Board of Internal Medicine.

Blake A. Boland serves as our Vice President, Sales. Mr. Boland joined Santarus in January 2004 as Director, National Sales and was promoted to his current position in July 2004. Prior to joining Santarus, Mr. Boland was with Aventis Pharmaceuticals, a global pharmaceutical company, for 16 years. From November 1998 to December 2003, Mr. Boland served as a Regional Sales Director, where he was responsible initially for building a new primary care sales organization in the western U.S. During his career with Aventis and predecessor companies, Mr. Boland held various positions in sales, marketing and sales management in such therapeutic areas as gastroenterology, cardiovascular, respiratory, diabetes and anti-infectives. Mr. Boland holds a B.A. in business administration from Graceland College and an M.B.A. from Rockhurst College.

Teri L. Chuppe serves as our Vice President, Corporate Controller. Ms. Chuppe joined Santarus as Director, Finance and Controller in April 2001, was promoted to Senior Director, Finance and Controller in May 2004, was promoted to Executive Director, Finance and Controller in March 2006 and was promoted to her current position in April 2011. Prior to joining Santarus, Ms. Chuppe served as Director, Finance and Controller for Trega Biosciences, Inc., a biotechnology company, from July 2000 to April 2001 and served as Controller for Women First HealthCare, Inc., a specialty healthcare company, from November 1998 to July 2000. From August 1995 to November 1998, Ms. Chuppe served as Senior Accounting Manager for Amylin Pharmaceuticals, Inc., a specialty biopharmaceutical company, and from January 1989 to July 1995, she served in various financial positions for IVAC Corporation, a company within the medical device division of Eli Lilly & Company. From July 1985 to December 1988, Ms. Chuppe was with Arthur Andersen & Co. Ms. Chuppe holds a B.S. in business administration from San Diego State University.

Jonathan M. Hee serves as our Vice President, Commercial Affairs. Mr. Hee has held this position since he joined Santarus in January 2004. From October 2000 to December 2003, Mr. Hee served as Vice President, Sales and Marketing Services at Agouron Pharmaceuticals, Inc., a provider of HIV and other specialty pharmaceutical products, that was acquired by Pfizer Inc. From October 1996 to October 2000, Mr. Hee served as Director and Senior Director, Sales and Marketing Services for Agouron. Mr. Hee was a Senior Manager of Segment Marketing for Agouron from November 1995 to October 1996. Prior to joining Agouron, Mr. Hee was with Gensia Inc., a cardiovascular and multi-source injectable drug company, where he held various management roles including Associate Director positions in marketing and market planning. Mr. Hee holds a B.S. in chemical engineering from Stanford University and an M.B.A. from Harvard University.

Martha L. Hough serves as our Vice President, Finance and Investor Relations. Ms. Hough has held this position since she joined Santarus in January 2005. From August 2002 to December 2004, and September 1998 to October 1999, Ms. Hough was a self-employed consultant to medical technology and pharmaceutical companies. From November 1999 to July 2002, Ms. Hough was Vice President, Business Development, and Chief Financial Officer of LMA North America, Inc., a profitable private medical device company. From 1987 to 1998, Ms. Hough worked in various finance, investor relations, and marketing positions at Gensia Sicor, Inc., serving as Vice President, Finance and Corporate Communications there from January 1995 to June 1998. Ms. Hough holds a B.S. in psychology from Colorado State University and an M.B.A. from the Tuck School of Business at Dartmouth College.

Thomas J. Joyce serves as our Vice President, Marketing and National Accounts. Mr. Joyce has held this position since he joined Santarus in January 2004. From April 2002 to January 2004, Mr. Joyce served as Senior Director, Marketing at Neurocrine Biosciences, Inc., a drug discovery and development company. From July 1999 to March 2002, Mr. Joyce served as Senior Director, Global Marketing Planning of Agouron Pharmaceuticals, Inc., a provider of HIV and other specialty pharmaceutical products that was acquired by Pfizer Inc. From September 1997 to June 1999 and from May 1996 to August 1997, Mr. Joyce served as Associate Director of Corporate Development and Senior Market Manager, respectively, of Agouron. Prior to joining Agouron, Mr. Joyce held various sales and sales management positions at Hoechst Marion Roussel, Inc. Mr. Joyce holds a B.A. in psychology from the University of Dayton.

Compensation Discussion and Analysis

This section discusses the material elements of the compensation awarded to, earned by or paid to our Named Executive Officers consisting of our principal executive and principal financial officers and our three most highly compensated individuals who were serving as executive officers on the last day of the fiscal year ending December 31, 2012, as follows:

•	Gerald T. Proehl, President and Chief Executive Officer;

•	Debra P. Crawford, Senior Vice President, Chief Financial Officer, Treasurer and Secretary;

•	Warren E. Hall, Senior Vice President, Manufacturing and Product Development;

•	Wendell Wierenga, Ph.D., Executive Vice President, Research and Development; and

•	Carey J. Fox, J.D., Senior Vice President, General Counsel.

Executive Compensation Program Overview

Our compensation programs for our executive officers and other employees are designed to:

•

attract and retain highly skilled individuals by establishing salaries, benefits, and incentive compensation which are competitive with similar positions in other companies with whom we compete for employees and which are internally equitable within the Company;

•	closely align compensation for our employees with the Company’s performance on both a short-term and long-term basis;

•	reward and provide differentiated compensation based on individual performance; and

•

further enhance our employees’ long-term incentive to increase stockholder value and the Company’s stock price by providing a portion of our total compensation in the form of Company equity, through stock options and stock ownership.

To accomplish those goals, compensation for our employees, including our executive officers, generally consists of the following elements: (1) base salary, (2) annual cash bonuses, (3) long-term incentives through stock option awards and stock ownership and (4) other welfare and retirement savings benefits. In addition, our executive officers are entitled to potential payments upon specified termination or change in control events.

The compensation committee of our board of directors has the primary authority to determine compensation for our executive officers. In addition, the compensation committee, together with the remaining independent members of our board of directors, has authority to review the individual performance and compensation of Gerald T. Proehl, our President and Chief Executive Officer, as well as to establish and determine achievement of our annual corporate goals. Each year, our compensation committee and the remaining independent members of our board of directors review the compensation of Mr. Proehl, as well as his individual performance for the calendar year under review and the Company’s overall performance. The compensation committee also reviews compensation for our other executive officers on an annual basis and his or her individual performance for the calendar year under review. To aid the compensation committee’s review, Mr. Proehl provides a recommendation concerning compensation and performance for each executive officer, excluding himself. Management does not participate in the final deliberations of the compensation committee (or of the independent members of our board of directors in the case of Mr. Proehl) with regard to their own compensation. The annual determination of salary and equity awards for our executive officers and

Mr. Proehl for the 2012 fiscal year took place in February 2012, and the determination of bonuses earned for performance during the 2012 fiscal year took place in February 2013.

The compensation committee’s overall objective, or compensation philosophy, when establishing levels of compensation for a particular executive officer for the 2012 fiscal year was to target total cash compensation at the 50th percentile level and equity compensation at the 75th percentile, when compared to comparable positions within other comparable specialty pharmaceutical companies, or peer companies. The compensation committee has established this philosophy to emphasize variable and performance-based compensation over fixed compensation, to better manage cash burn and to align the long-term goals of executives and stockholders towards growth in stock price. The compensation committee has determined that targeting total cash compensation at the 50th percentile is appropriate to help ensure that our executive officers are receiving cash compensation at a level commensurate with their peers at similarly situated companies, and that targeting equity compensation at the 75th percentile is appropriate given the “at risk” nature of equity compensation and the alignment with stockholders’ interests created by the awarding of equity compensation. To ensure that the compensation committee’s executive compensation decisions for the 2012 fiscal year were consistent with this philosophy, the committee established a list of peer companies. This list consists of those specialty pharmaceutical companies that the compensation committee determined were comparable to the Company, or projected to be comparable in the near future, in various regards, including the nature of operations, stage of development, market capitalization, total revenues and/or number of employees, as well as after considering companies that compete with the Company, companies with a commercial organization in place that earn revenue from the sale of products, geographically local companies and companies that participate in Radford surveys (in order to have detailed compensation data for more executive officers). Various companies were removed from last year’s list of peer companies because such companies were either acquired (such as Cypress Biosciences Inc., Inspire Pharmaceuticals, Inc. and ZymoGenetics Inc.), reduced their commercial operations, fell substantially below comparable market capitalization or increased market capitalization beyond a comparable level (such as Alkermes Inc.), or were otherwise not comparable (such as Sucampo Pharmaceuticals, Inc., which has a non-comparable ownership structure). Accordingly, as companies were removed, the compensation committee added new ones (such as Allos Therapeutics Inc., Depomed, Inc., Dyax Corp., Somaxon Pharmaceuticals, Inc., and Zogenix, Inc.) based on a consideration of the factors described above, in order to keep the number of companies generally consistent from year to year. Following is the final list of peer companies approved by the compensation committee in connection with 2012 fiscal year compensation determinations:

• Acorda Therapeutics, Inc.	• Enzon Pharmaceuticals, Inc.	• Questcor Pharmaceuticals, Inc.
• Allos Therapeutics Inc.	• InterMune, Inc.	• Salix Pharmaceuticals, Ltd.
• AMAG Pharmaceuticals Inc.	• Isis Pharmaceuticals Inc.	• Somaxon Pharmaceuticals, Inc.
• Ardea Biosciences, Inc.	• ISTA Pharmaceuticals, Inc.	• Spectrum Pharmaceuticals, Inc.
• Arena Pharmaceuticals Inc.	• Jazz Pharmaceuticals, Inc.	• The Medicines Company
• Cadence Pharmaceuticals Inc.	• Ligand Pharmaceuticals Inc.	• ViroPharma Incorporated
• Depomed, Inc.	• Optimer Pharmaceuticals, Inc.	• Zogenix, Inc.
• Dyax Corp.

To assist with the analysis of executive compensation for the 2012 fiscal year, the compensation committee engaged Radford to provide compensation consulting services. Radford reports directly to the compensation committee, and the committee has the sole authority to hire, fire and direct the work of Radford as its advisor. For the 2012 fiscal year, the compensation committee requested Radford to advise it on a variety of compensation-related issues, including:

•	providing general information concerning executive and board of directors compensation trends and developments;

•	compiling, analyzing and presenting third party survey data; and

•	assessing various forms of equity compensation and programs, and advising on potential amendments to the Company’s equity plans.

In addition, Radford also provides the Company with non-customized salary survey data that is utilized by management in connection with reviewing salaries. The compensation committee believes that Radford is able to provide independent, objective compensation advice to the compensation committee. Other than providing the advice and services described above, Radford provided no other services to either the Company or the compensation committee during the 2012 fiscal year, and the compensation committee is not aware of any conflict of interest that exists that would prevent Radford from being so independently engaged. Based on the above and its review of the factors set forth under Rule 10C-1 of the Exchange Act the compensation committee assessed the independence of Radford and concluded that no conflict of interest exists that would prevent Radford from independently representing the compensation committee.

The third party survey data presented by Radford was designed to ensure that the executive compensation decisions were consistent with the overall compensation philosophy and included survey data relating to levels of base salaries, incentive cash bonuses and equity awards from the Radford Global Life Sciences Survey and proxy data for executive positions within the 22 peer companies described above. When reviewing the third party survey data, the compensation committee considered whether the total cash and equity compensation for our executive officers targeted the 50th and 75th percentiles, respectively, when compared to compensation paid to executives holding comparable positions within our peer companies. The compensation committee compared the executive compensation programs as a whole and also compared the pay of individual executives if the jobs were sufficiently similar to make the comparisons meaningful.

The compensation committee also utilized “tally sheets,” prepared with the assistance of management, when making its executive compensation decisions for the 2012 fiscal year. The “tally sheets” described the nature and/or value of each element of compensation payable to each executive officer, and enabled the compensation committee to evaluate each compensation element in the context of the executive’s overall total compensation. The specific information set forth in the “tally sheets” was similar to the information set forth in the tables following this “Compensation Discussion and Analysis” section and included the following information: a summary description of total compensation, a description of options granted and outstanding and a description of potential payments upon termination or change in control.

Elements of the Executive Compensation Program

Base Salary

As a general matter, the base salary for each executive officer is initially established and approved by the compensation committee at the time the officer is hired, taking into account the officer’s qualifications, experience, role and responsibilities, prior salary and competitive salary information. Under the terms of our executive officer employment agreements, each officer is entitled to an annual review of his or her base salary. Any year-to-year adjustments to each executive officer’s base salary are determined by an assessment by the compensation committee (with assistance from management as described above and with the involvement of the independent members of our board of directors, with respect to Mr. Proehl) of her or his individual performance (including the executive’s accomplishments and effectiveness), overall Company performance, the Company’s budget for salary increases, the officer’s qualifications, experience, role and responsibilities, and competitive salary information. In assessing competitive salary information, the compensation committee (and the independent members of our board of directors, with respect to Mr. Proehl) review and consider independent third party data related to salary levels for similar executive positions in our peer companies, as described above.

In connection with the annual review of his performance at the scheduled compensation committee and board of directors meetings in February 2012, Mr. Proehl received a 3% salary increase to his level of base salary, which was effective in March 2012 and resulted in an increase in Mr. Proehl’s base salary from $586,845 to $604,450. At this same time, our other Named Executive Officers each received an increase in his or her level of base salary ranging from 1.78% to 4.69% effective in March 2012. The increase in base salary for each Named Executive Officer was as follows: Debra P. Crawford received a 3.0% increase from $344,096 to $354,419 ; Carey J. Fox received a 4.69% increase from $336,498 to $352,266; Warren E. Hall received a 4% increase from $308,123 to $320,448; and Wendell Wierenga received a 1.78% increase from $400,000 to $407,100. Dr. Wierenga’s salary increase was prorated based on his start date in June 2011.

In determining these adjustments, the compensation committee (and the independent members of our board of directors, with respect to Mr. Proehl) considered each executive officer’s individual performance, the Company’s overall performance and competitive salary information, based on the third party survey data compiled by Radford. As described above, when reviewing the third party survey data, the compensation committee (and the independent members of our board of directors, with respect to Mr. Proehl) considered whether total cash compensation for our executive officers targeted the 50th percentile of the total cash compensation paid to executives holding comparable positions within our peer companies. Consistent with our overall compensation philosophy, the total cash compensation for our executive officers for the 2012 fiscal year, including the base salary levels described above and the target annual cash bonuses (assuming a 100% level of attainment) described below, targeted the 50th percentile of the total target cash compensation for executives holding comparable positions within our peer companies.

Annual Cash Bonuses

Our executive officers, as well as all of our other employees (with the exception of our field sales representatives and certain other field-based commercial employees), were eligible to receive annual cash bonuses pursuant to our 2012 bonus plan.

Payments for executive officers under our 2012 bonus plan were based 100% on achieving established corporate goals (rather than on achievement of individual goals) and were determined as a percentage of each executive officer’s base salary. We believe that by basing the potential bonus payments for executive officers solely on achievement of corporate goals, we ensure that each executive officer’s performance is fully aligned with the overall executive team and Company objectives, as well as focused on increasing stockholder value by providing incentives for corporate performance. The performance goals are established each year so that in the board’s and compensation committee’s determination they are not certain to be attained absent strong performance by the executive officers and the Company as a whole.

Under the terms of our 2012 bonus plan, the target bonus for Mr. Proehl, our President and Chief Executive Officer, was 65% of base salary, the target bonus for Dr. Wierenga, our Executive Vice President, Research and Development, was 50% of base salary and the target bonus for each of our other executive officers was 40% of base salary. These target bonus opportunities were unchanged from those under our 2011 bonus plan. The target bonus percentage amounts were established through an analysis that included a review of third party survey data for our peer companies. As described above, when reviewing the third party survey data, the compensation committee (and the independent members of our board of directors, with respect to Mr. Proehl) considered whether total cash compensation for our executive officers targeted the 50th percentile of the total cash compensation paid to executives holding comparable positions within our peer companies, including in the case of the target bonuses, by assuming our executive officers fully achieve the corporate performance goals established by our board. Each executive officer was then eligible to receive a bonus ranging from zero to 150% of his or her target bonus, based on the level of the Company’s achievement of its corporate performance goals for the 2012 fiscal year, which goals were established by our board at its scheduled meeting in February 2012.

At its scheduled meeting in February 2013, the independent members of the board assessed the Company’s performance during the 2012 fiscal year against the 2012 corporate performance goals as follows:

2012 Corporate Goals	Performance Against Corporate Goals
Total annual revenues of at least $225 million (weighted 35%)	Total annual revenues of $218 million
Approval from the U.S. Food and Drug Administration (“FDA”) for Uceris™ (budesonide) new drug application (“NDA”) (weighted 25%)	FDA approval for Uceris (budesonide) NDA received on January 14, 2013
Annual adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) of at least $29 million (weighted 20%)	Annual adjusted EBITDA of $37 million
Enrollment of at least 370 patients in Uceris (budesonide) Phase IIIb clinical study (weighted 10%)	232 patients enrolled in Uceris Phase IIIb clinical study as of December 31, 2012

2012 Corporate Goals	Performance Against Corporate Goals
Achievement of statistically significant results in Phase III clinical studies for Ruconest® and rifamycin SV MMX® (weighted 10%)	Results were statistically significant in the Phase III clinical studies for each of Ruconest and rifamycin SV MMX

As part of its assessment, the independent board members noted the Company’s strong performance related to its financial goals, including significantly exceeding its goal related to adjusted EBITDA. Although the total revenue goal was not achieved in 2012, revenues of $218 million for 2012 was a record achievement for the Company and represented substantial growth over the total revenue for 2011, which was $118.8 million. In addition, the board noted the achievement of the Uceris NDA approval and the successful completion of the Phase III clinical studies for Ruconest and rifamycin SV MMX. Although the total revenue and Uceris patient enrollment goals were not fully achieved, the Board noted the positive outcomes achieved in 2012 related to the Zegerid® and Glumetza® patent litigation, as well as the significant year-over-year increase in the Company’s stock price. Based on these assessments by the independent members of the board, the overall level of achievement under the 2012 bonus plan was established at 130%.

As a result of the board’s determination, for the 2012 fiscal year, Mr. Proehl received a bonus of $510,760, which was equal to approximately 84.5% of Mr. Proehl’s base salary, Dr. Wierenga received a bonus of $264,615, which was equal to approximately 65% of Dr. Wierenga’s annual base salary, and each of our other Named Executive Officers received bonuses equal to approximately 52% of their respective base salaries. The specific amounts of the cash bonuses awarded to our Named Executive Officers for the 2012 fiscal year are reflected in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.”

Long-Term Incentives

Stock Option Awards

Our long-term incentives are primarily in the form of stock option awards, and our executive officers, along with all of the Company’s other employees, are eligible to participate in the Company’s award of stock options. As discussed above, the objective of these awards is to further enhance our executive officers’ long-term incentive to increase stockholder value and the Company’s stock price. We believe that stock option based compensation achieves this objective by directly linking the economic benefit to recipients of such awards with our Company’s stock performance. We also believe that stock option based compensation encourages employee retention because the awards are designed to vest and become exercisable over time, generally over four years.

The compensation committee (and the independent members of our board of directors, with respect to Mr. Proehl) have authority to grant stock option awards to our executive officers. In the case of stock option awards, which are generally made in connection with the compensation committee’s annual review of Company performance and executive officer performance (and the independent members of our board of directors annual review of Mr. Proehl’s performance) conducted in the first quarter of each year, the number of stock options granted to each executive officer is determined based upon input from our third party consulting firm and competitive compensation information for our peer companies. As described above, when reviewing the third party survey data, the compensation committee (and the independent members of our board of directors, with respect to Mr. Proehl) considered whether total equity compensation for our executive officers targeted the 75th percentile of the total equity compensation paid to executives holding comparable positions within our peer companies, taking into account comparisons based on, percentage ownership, size of option grants and the Black-Scholes valuation model. The targeting of equity compensation at the 75th percentile level, as compared to cash compensation at the 50th percentile level, reflects the “at risk” nature of equity compensation awards and the compensation committee’s strong belief in a pay for performance culture and alignment of executive compensation to long-term increases in stockholder value. The compensation committee (and the independent members of our board of directors, with respect to Mr. Proehl) also consider overall corporate performance and each executive officer’s individual performance (including the executive’s accomplishments and effectiveness) when determining the specific number of options to be awarded. In addition, the compensation committee takes into account the number of outstanding option grants held by each executive officer, and their vested status, in determining the specific number of options to be awarded in order to ascertain the level of retentive value of options to each respective executive officer.

The exercise price of options granted under our stock plans has always been 100% of the fair market value of the underlying stock at the time of grant, and the Company does not have a policy of granting equity-based awards at other than the fair market value. For options granted on or after January 1, 2007, the fair market value of our common stock is determined by reference to the closing price of our common stock on the NASDAQ on the date of grant. The majority of the outstanding options held by our executive officers vest over a four-year period and are exercisable over a ten-year period following the date of grant unless employment terminates prior to such date.

Our general policy is to grant options on fixed dates during open trading windows and on dates determined in advance in the prior year, although there may be occasions when grants are made on other dates. All required approvals are obtained in advance of or on the actual grant date. We do not time the granting of our options to take advantage of any favorable or unfavorable news released by the Company.

In March 2012, in connection with the February 2012 annual review of corporate performance during 2011 and Mr. Proehl’s individual performance during 2011, Mr. Proehl was granted an option to purchase 337,500 shares of our common stock. Also at that time, each of our other Named Executive Officers were granted an option to purchase a number of shares of our common stock, ranging from 41,310 to 101,250 shares in connection with the annual review of corporate performance during 2011 and the Named Executive Officer’s individual performance during 2011. Dr. Wierenga’s option grant was prorated based on his start date in June 2011. The specific amounts of the options awarded to our Named Executive Officers for the 2012 fiscal year are reflected in the table captioned “Grants of Plan-Based Awards.”

Options granted to any of our employees under our Amended and Restated 2004 Equity Incentive Award Plan become fully vested and exercisable in the event of a change in control where the acquirer does not assume the options. In the event of a change in control where the acquirer does assume the options, such options will be subject to accelerated vesting prior to the change in control such that 50% of the unvested shares subject to the options will become vested and exercisable. In addition, assumed options will automatically become fully vested and exercisable if the holder of such options is terminated by the acquirer without cause or the holder terminates employment for good reason within 12 months after the change in control. Moreover, our executive officers are entitled to further acceleration of vesting in certain termination events under the terms of their employment agreements, as described below under the heading “Employment Agreements.”

Stock option awards granted during the 2012 fiscal year to Mr. Proehl and our other Named Executive Officers are reflected in the table captioned “Grants of Plan-Based Awards,” and outstanding stock option awards as of December 31, 2012 are reflected in the table captioned “Outstanding Equity Awards at Fiscal Year-End.” Consistent with our overall compensation philosophy, the total equity compensation granted to our executive officers during the 2012 fiscal year was targeted at the 75th percentile of the total equity compensation for executives holding comparable positions within our peer companies.

Perquisites

We do not provide any perquisites for our executive officers.

Other Benefits

We provide benefits such as medical, dental and life insurance and disability coverage for all of our employees, including our Named Executive Officers. In addition, we have established our Amended and Restated Employee Stock Purchase Plan and a 401(k) savings/retirement plan, which are available to all eligible employees, including our Named Executive Officers. We also provide personal paid time off and other paid holidays to all employees, including our Named Executive Officers, which are similar to those provided at comparable companies.

In June 2012, the compensation committee adopted the Santarus, Inc. Deferred Compensation Plan (the “DC Plan”), effective as of August 1, 2012, for a select group of highly compensated employees of the Company, including our Named Executive Officers, pursuant to which participants may elect to defer receipt of compensation from the

Company for purposes of retirement or otherwise. The DC Plan is intended to be a nonqualified deferred compensation plan and represents an unfunded obligation of the Company. More information on the DC Plan appears below in the table captioned “Nonqualified Deferred Compensation” and its accompanying narrative.

Tax Considerations

As part of its compensation program, the Company aims to compensate our Named Executive Officers in a manner that is tax effective for the Company. In practice, the stock options granted by the compensation committee are not subject to the deduction limitation imposed under Section 162(m) of the Internal Revenue Code, or the Code, as amended. Section 162(m) of the Code generally limits the tax deductions a public corporation may take for compensation paid to its chief executive officer and three other most highly compensated executive officers, other than its chief financial officer, to $1.0 million per executive per year, unless the compensation paid qualifies as “performance based compensation” within the meaning of Section 162(m) of the Code. Our stockholders have previously approved our stock award plans, comprised of the 1998 Stock Option Plan and the Amended and Restated 2004 Equity Incentive Award Plan, as well as have the opportunity to approve our further Amended and Restated 2004 Equity Incentive Award Plan at our 2013 Annual Meeting of Stockholders, qualifying options and stock appreciation rights under these plans as performance-based compensation intended to be exempt from the Section 162(m) limits. Other awards under these plans also may be granted with the intention of being performance-based compensation in the discretion of the compensation committee.

Risk Considerations

Our compensation committee has considered whether our executive compensation programs, which consist of base salaries, annual cash bonuses and long-term equity incentives, encourage unnecessary or excessive risk taking and has concluded they do not. Base salaries are fixed in amount and thus do not encourage risk taking. While the performance-based cash bonus awards focus on achievement of annual goals, the goals are reviewed by the board of directors to ensure overall appropriateness and are a balanced mix of financial performance metrics and operational and strategic performance metrics that are designed to translate into longer-term financial performance. Cash bonus awards are also not guaranteed and are subject to reasonable maximum caps. The compensation committee believes that the bonus program appropriately balances risk and the desire to focus executives on specific annual goals important to the Company’s success. Our long-term equity incentives help further align executives’ interests with those of the Company’s stockholders. The compensation committee believes that these equity incentives do not encourage unnecessary or excessive risk taking because the ultimate value of the awards is tied to the Company’s long-term operating performance as reflected in the Company’s long-term stock price performance. Moreover, the awards are subject to long-term vesting schedules to help ensure that executives have significant value tied to long-term stock price performance.

Employment Agreements

Our compensation committee has approved and we have entered into employment agreements with each of our executive officers, which address our executive officers’ duties and responsibilities and specify the amounts payable to our executive officers in connection with certain terminations or change in control events. Except as provided below, all of the employment agreements with our Named Executive Officers contain substantially similar terms. The payment and severance terms in the employment agreements were established based on market factors when the agreements were originally entered into, and they are reviewed periodically by our compensation committee for continued appropriateness. The potential availability of severance benefits under these agreements did not impact the analysis of the other elements of compensation for the 2012 fiscal year because such benefits serve different purposes than the other elements of compensation. The compensation committee believes these agreements are appropriate to attract and retain individuals at the executive officer level and to properly balance the interests of executives and stockholders, as executives may be asked to consider actions which create stockholder value, but may also result in loss of an executive’s position. The level of payments under the agreements are designed to be fair and reasonable considering the time it would take an executive to find a position of comparable scope.

Pursuant to the employment agreements, each Named Executive Officer is required to devote substantially all of his or her time and attention to our business and affairs. The initial base salaries of the executives are set forth in their employment agreements. The employment agreements do not provide for automatic annual increases in salary, but each employment agreement provides for annual salary reviews by the compensation committee. Each of the Named Executive Officers is eligible to participate in any management incentive compensation plan adopted by us or such other bonus plan as our board of directors or compensation committee may approve. The award of any bonus compensation is to be determined by the compensation committee or pursuant to a plan approved by the board of directors or compensation committee. Each of the Named Executive Officers is an at-will employee.

In November and December 2012, at the request of the compensation committee, Radford engaged in a complete review of the employment agreements and confirmed to the compensation committee that in Radford’s opinion the agreements contained provisions consistent with prevailing market practices. In connection with this review, the employment agreements of each of the Named Executive Officers was amended in March 2013, such that the bonus formulation used in determining severance payments was changed from using a three-year average (which would have then been prorated to the date of termination for all Named Executive Officers other than Mr. Proehl), to using the executive’s full target bonus for the year of termination. These changes are consistent with the arrangements of our peer group companies, as determined by Radford in its review.

Severance Benefits and Change in Control Arrangements

The employment agreements also provide each Named Executive Officer with certain severance benefits in the event his or her employment is terminated by us other than for “cause” or if the executive resigns with “good reason” (as such terms are defined in the employment agreements). Specifically, in the event of such a termination or resignation, all executives will receive a lump sum payment of 12 months of salary and an amount equal to the executive’s annual target bonus for the year of termination, 12 months healthcare and life insurance benefits continuation at our expense, plus $15,000 towards outplacement services. If such termination or resignation occurs more than 60 days prior to or more than 12 months following a change of control, that portion of the executive’s stock awards, and any unvested shares issued upon the exercise of such stock awards, which would have vested if the executive had remained employed for an additional 12 months, will immediately vest on the date of termination.

With respect to Mr. Proehl only, if such termination or resignation occurs within 60 days prior to or within 12 months following a change of control, Mr. Proehl will be entitled to receive 18 months of salary and an amount equal to his annual target bonus for the year of termination, 18 months of healthcare and life insurance benefits continuation at our expense, plus $15,000 towards outplacement services.

In addition, with respect to all executives (including Mr. Proehl), if such termination occurs within 60 days prior to or within 12 months following a change in control, all of the executive’s remaining unvested stock awards, and any unvested shares issued upon the exercise of such stock awards, will immediately vest on the date of termination.

Apart from termination, the employment agreements also provide that, in connection with a change in control of the Company, 50% of the executive’s unvested stock awards, and any unvested shares issued upon the exercise of such stock awards, will immediately become vested. This accelerated vesting supersedes any less favorable accelerated vesting provided under our Amended and Restated 2004 Equity Incentive Award Plan and our 1998 Stock Option Plan.

Each of the employment agreements also provides that payments under each employment agreement may be delayed to the extent necessary to avoid adverse tax consequences for the affected executive officer under Section 409A of the Code, as well as condition the receipt of post-termination payments and benefits on the executive’s execution and nonrevocation of a general release of claims. The agreements prohibit executives from soliciting Company employees during the applicable severance period.

The employment agreements do not provide for any type of tax “gross up” or similar reimbursement obligation by the Company in respect of “golden parachute” or any other taxes to which any of the Named Executive Officers may become subject.

Additional information concerning the potential payments our Named Executive Officers may receive in the event of termination of their employment or a change in control of the Company is provided in the table captioned “Potential Payments Upon Termination or Change in Control.”

Say on Pay

At the 2011 annual meeting of our stockholders, more than 97% of the votes cast on the stockholder advisory vote proposal on our executive compensation program (“Say on Pay”) were in favor of our program. In addition, a majority of the votes cast on the Say on Pay frequency vote proposal at the 2011 annual meeting of our stockholders were in favor of holding a Say on Pay vote every three years. Accordingly, the board of directors determined that it will hold advisory votes on the Company’s executive compensation to its Named Executive Officers every three years and that it will also hold the required vote on frequency of stockholder votes on executive compensation at such future time in accordance with applicable laws. As a result, there was no advisory vote on the Company’s executive compensation to its Named Executive Officers during fiscal year 2012. Nonetheless, the board of directors and compensation committee reviewed the results of the Say on Pay vote in 2011 and in light of the vote outcome, decided to retain our general approach to executive compensation program through fiscal year 2012. Accordingly, we did not make any significant changes to our executive compensation policies or practices as a direct result of the outcome of the favorable Say on Pay vote.

Compensation Committee Report

The compensation committee of the Company’s board of directors has submitted the following report for inclusion in this Proxy Statement:

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on the committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, the committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the SEC.

This report of the compensation committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the compensation committee.

Michael E. Herman, Chairman

David F. Hale

Kent Snyder

SUMMARY COMPENSATION TABLE FOR 2012

The table below summarizes the total compensation paid to or earned by each of our Named Executive Officers consisting of our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers for the fiscal years ended December 31, 2012, 2011 and 2010.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Gerald T. Proehl, President and Chief Executive Officer	2012	$601,516	$—	$1,051,886	$510,760	$738	$7,500	$2,172,400
	2011	582,188	—	1,155,419	343,304	—	7,350	2,088,261
	2010	555,750	—	902,580	248,152	—	7,350	1,713,832
Debra P. Crawford, Senior Vice President, Chief Financial Officer, Treasurer and Secretary	2012	352,699	—	262,972	184,298	—	7,500	807,469
	2011	342,210	—	288,379	123,875	—	7,350	761,814
	2010	330,648	—	435,609	98,503	—	7,350	872,110
Warren E. Hall, Senior Vice President, Manufacturing and Product Development	2012	318,394	—	315,566	166,633	—	7,500	808,093
	2011	306,434	—	288,379	110,924	—	7,350	713,087
	2010	296,544	—	363,006	88,205	—	7,350	755,105
Wendell Wierenga, Ph.D., Executive Vice President, Research and Development	2012	405,917	—	128,751	264,615	—	7,500	806,783
	2011	208,843	35,000	413,560	97,200	—	7,315	761,918
	2010	—	—	—	—	—	—	—
Carey J. Fox, J.D., Senior Vice President, General Counsel	2012	349,638	—	262,972	183,178	—	7,500	803,288
	2011	334,602	—	288,379	121,139	—	7,350	751,470
	2010	321,574	—	435,609	96,235	—	7,350	860,768

(1)	Represents a hiring bonus earned and paid during the year ended December 31, 2011.
(2)	Represents the aggregate grant date fair value of option awards for the years ended December 31, 2012, 2011 and 2010 computed using the Black-Scholes valuation model and in accordance with FASB ASC Topic 718. For complete valuation assumptions of the 2012 option awards, please see Note 1 of the consolidated financial statements and the related disclosures included in our Annual Report on Form 10-K for the year ended December 31, 2012.
(3)	Represents 130%, 90%, and 74% of each Named Executive Officer’s respective target bonus in 2012, 2011, and 2010, respectively. Under the terms of our 2012 and 2011 bonus plans, the target bonus for Gerald T. Proehl, our President and Chief Executive Officer, was equal to 65% of his base salary, the target bonus for Wendell Wierenga, our Executive Vice President, Research and Development was equal to 50% of his base salary and the target bonus for the other Named Executive Officers was equal to 40% of their respective base salaries. Under the terms of our 2010 bonus plan, the target bonus for Mr. Proehl was equal to 60% of his base salary and the target bonus for the other Named Executive Officers was equal to 40% of their respective base salaries.
(4)	Represents earnings on notional investments made on the compensation deferred under the DC Plan.
(5)	Represents matching contributions under our section 401(k) savings/retirement plan.

GRANTS OF PLAN-BASED AWARDS FOR 2012

The table below provides information about plan-based awards granted to our Named Executive Officers during the fiscal year ended December 31, 2012.

	Grant Date				Option Awards: Number of Shares of Stock or Units (#)		Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value ($)(4)

		Estimated Possible Payouts under Non-Equity Incentive Plan Awards(1)

		Threshold	Target	Maximum
Name		($)	($)	($)
Gerald T. Proehl	03/12/12	$—	$392,893	$589,339	337,500	(2)	$4.93	$1,051,886
Debra P. Crawford	03/12/12	—	141,768	212,651	84,375	(2)	4.93	262,972
Warren E. Hall	03/12/12	—	128,179	192,269	101,250	(2)	4.93	315,566
Wendell Wierenga, Ph.D.	03/12/12	—	203,550	305,325	41,310	(2)	4.93	128,751
Carey J. Fox, J.D.	03/12/12	—	140,906	211,360	84,375	(2)	4.93	262,972

(1)	Amounts represent threshold, target and maximum potential bonus payouts under our 2012 bonus plan. Actual bonus amounts earned under our 2012 bonus plan are reported in “Summary Compensation Table for 2012.” Bonus payouts for Named Executive Officers are based solely on achievement of established corporate goals.
(2)	Options vest and become exercisable monthly over 48 months in equal installments, with vesting commencing on the first monthly anniversary of the date of grant.
(3)	Under our Amended and Restated 2004 Equity Incentive Award Plan, all options were granted with an exercise price equal to the closing price of our common stock on the NASDAQ on the date of grant.
(4)	We estimate the fair value of options granted using the Black-Scholes valuation model in accordance with FASB ASC Topic 718. For complete valuation assumptions, please see Note 1 of the consolidated financial statements and the related disclosures included in our Annual Report on Form 10-K for the year ended December 31, 2012.

OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR-END

The table below provides information about outstanding equity awards for each of our Named Executive Officers as of December 31, 2012.

	Option Awards
	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date(7)
Name	Exercisable		Unexercisable
Gerald T. Proehl	59,478	(1)	278,022	$4.930	03/12/22
	232,968	(1)	299,532	3.330	03/10/21
	206,250	(1)	93,750	4.630	03/10/20
	243,750	(1)	16,250	1.180	03/16/19
	40,000	(2)	—	2.360	03/13/18
	240,000	(1)	—	2.360	03/13/18
	225,000	(1)	—	6.900	03/12/17
	100,000	(1)	—	6.790	02/09/16
	40,000	(3)	—	6.380	09/21/15
	100,000	(1)	—	7.150	02/15/15
	113,287	(4)	—	3.500	12/23/13
	346,406	(5)	—	0.875	05/22/13
Debra P. Crawford	15,820	(1)	68,555	4.930	03/12/22
	58,146	(1)	74,760	3.330	03/10/21
	99,541	(1)	45,247	4.630	03/10/20
	126,562	(1)	8,438	1.180	03/16/19
	20,000	(2)	—	2.360	03/13/18
	110,625	(1)	—	2.360	03/13/18
	80,000	(1)	—	6.900	03/12/17
	50,000	(1)	—	6.790	02/09/16
	25,000	(3)	—	6.380	09/21/15
	65,000	(1)	—	7.150	02/15/15
	56,643	(4)	—	3.500	12/23/13
	17,853	(5)	—	0.875	05/22/13
Warren E. Hall	18,984	(1)	82,266	4.930	03/12/22
	58,146	(1)	74,760	3.330	03/10/21
	82,951	(1)	37,705	4.630	03/10/20
	72,391	(1)	7,032	1.180	03/16/19
	20,000	(2)	—	2.360	03/13/18
	105,625	(1)	—	2.360	03/13/18
	70,000	(1)	—	6.900	03/12/17
	50,000	(1)	—	6.790	02/09/16
	25,000	(3)	—	6.380	09/21/15
	65,000	(1)	—	7.150	02/15/15
	56,643	(4)	—	3.500	12/23/13
Wendell Wierenga, Ph.D.	7,745	(1)	33,565	4.930	03/12/22
	70,833	(6)	129,167	3.270	07/15/21
Carey J. Fox, J.D.	15,820	(1)	68,555	4.930	03/12/22
	58,146	(1)	74,760	3.330	03/10/21
	99,541	(1)	45,247	4.630	03/10/20
	126,562	(1)	8,438	1.180	03/16/19
	25,000	(1)	—	2.300	11/14/18

	Option Awards
	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date(7)
Name	Exercisable		Unexercisable
	20,000	(2)	—	2.360	03/13/18
	110,625	(1)	—	2.360	03/13/18
	80,000	(1)	—	6.900	03/12/17
	25,000	(1)	—	7.490	03/01/16
	30,000	(1)	—	6.790	02/09/16
	13,500	(3)	—	6.380	09/21/15
	35,100	(1)	—	7.150	02/15/15
	20,000	(1)	—	12.050	05/14/14
	12,358	(4)	—	3.500	12/23/13
	6,742	(5)	—	0.875	05/22/13

(1)	Options vest and become exercisable monthly over 48 months in equal installments, with vesting commencing on the first monthly anniversary of the date of grant. Please see footnote 7 for information on determining the date of grant.
(2)	Options vested and became exercisable upon the attainment of a performance target relating to the Company’s achievement of specified financial results on August 3, 2009. Please see footnote 7 for information on determining the date of grant.
(3)	Options vested and became exercisable as to 100% on December 31, 2006. Please see footnote 7 for information on determining the date of grant.
(4)	Options are immediately exercisable and vested monthly over 48 months in equal installments, with vesting commencing on the first monthly anniversary of the date of grant. Please see footnote 7 for information on determining the date of grant.
(5)	Options are immediately exercisable and vested monthly over 60 months in equal installments, with vesting commencing on the first monthly anniversary of the date of grant. Please see footnote 7 for information on determining the date of grant.
(6)	Options vest and become exercisable as to 25% one year from the date of grant and the remainder vest in 36 equal monthly installments after such date. Please see footnote 7 for information on determining the date of grant.
(7)	The expiration date of each option occurs 10 years after the date of grant.

OPTION EXERCISES FOR 2012

The table below provides information about stock option awards exercised by our Named Executive Officers during the fiscal year ended December 31, 2012.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Gerald T. Proehl		$—
Debra P. Crawford	—	—
Warren E. Hall	50,000	210,962
Wendell Wierenga, Ph.D.	—	—
Carey J. Fox, J.D.	8,028	22,077

(1)	The value realized on exercise is calculated by multiplying the number of shares exercised under the option by the difference between the exercise price and the market price of our common stock on the date of exercise.

NONQUALIFIED DEFERRED COMPENSATION FOR 2012

Name	Executive Contributions for Fiscal 2012 ($)(1)	Aggregate Earnings (Losses) in Fiscal 2012 ($)	Aggregate Balance at Fiscal Year End 2012 ($)
Gerald T. Proehl	$40,297	$738	$41,035
Debra P. Crawford	—	—	—
Warren E. Hall	—	—	—
Wendell Wierenga, Ph.D.	—	—	—
Carey J. Fox, J.D.	—	—	—

(1)	The amount of each Named Executive Officer’s contribution, if any, to the DC Plan is included in the Summary Compensation Table for each respective officer for the 2012 fiscal year.

The DC Plan allows for deferrals by participants of up to 50% of base salary, and up to 100% of bonuses and performance-based compensation. A participant in the DC Plan may elect to have the participant’s account credited with investment gains and losses by assuming that deferred amounts were invested in one or more hypothetical investment fund options selected by the participant. Participants are permitted to change their investment elections at any time. Participants are always 100% vested in the amount they defer and the earnings, gains and losses credited to their accounts. A participant is entitled to receive a distribution under the DC Plan upon such participant’s separation from service or disability or upon an unforeseeable emergency or a change in control, in each case, within the meaning of, or in accordance with, Section 409A of the Code (“Section 409A”), as well as in the event of the participant’s death or at the time specified by the participant for an in-service or education distribution. Any acceleration in the time or schedule of any payment due under the DC Plan is prohibited, except as provided under Section 409A. Distributions may be made in a lump sum or in installments, based upon the participant’s election as allowed under the DC Plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The table below reflects the amount of compensation that each of our Named Executive Officers would be entitled to receive under his or her existing employment agreement with the Company upon termination of such executive’s employment in certain circumstances. The amounts shown assume that such triggering event was effective as of December 31, 2012 (with the amount of any severance based on the executive’s base salary as of such date), and thus include amounts earned through such time and are only estimates of the amounts that would be paid out to such executives upon a termination of employment. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company. Please see the section above entitled “Compensation Discussion and Analysis – Employment Agreements” for further discussion.

Name	Benefit	Termination w/o Cause or for Good Reason (apart from change in control)	Termination w/o Cause or for Good Reason (in connection with change in control)	Death or Disability	Change in Control(4)
Gerald T. Proehl	Severance	$604,450	$906,675	$604,450	$—
	Cash Bonus(1)	303,352	303,352	303,352	—
	Accelerated Option Vesting(2)	2,133,696	4,728,016	2,133,696	2,364,008
	Healthcare and Life Insurance Benefits(3)	25,303	37,955	25,303	—
	Outplacement Services	15,000	15,000	—	—
	Total Value:	3,081,801	5,990,998	3,066,801	2,364,008
Debra P. Crawford	Severance	354,419	354,419	354,419	—
	Cash Bonus(1)	118,177	118,177	118,177	—
	Accelerated Option Vesting(2)	694,342	1,356,683	694,342	678,342
	Healthcare and Life Insurance Benefits(3)	25,118	25,118	25,118	—
	Outplacement Services	15,000	15,000	—	—
	Total Value:	1,207,056	1,869,397	1,192,056	678,342
Warren E. Hall	Severance	320,448	320,448	320,448	—
	Cash Bonus(1)	106,205	106,205	106,205	—
	Accelerated Option Vesting(2)	667,772	1,377,963	667,772	688,982
	Healthcare and Life Insurance Benefits(3)	18,036	18,036	18,036	—
	Outplacement Services	15,000	15,000	—	—
	Total Value:	1,127,461	1,837,652	1,112,461	688,982
Wendell Wierenga, Ph.D.	Severance	407,100	407,100	407,100	—
	Cash Bonus(1)	97,200	97,200	97,200	—
	Accelerated Option Vesting(2)	447,984	1,198,946	447,984	599,473
	Healthcare and Life Insurance Benefits(3)	803	803	803	—
	Outplacement Services	15,000	15,000	—	—
	Total Value:	968,087	1,719,049	953,087	599,473
Carey J. Fox, J.D.	Severance	352,266	352,266	352,266	—
	Cash Bonus(1)	114,288	114,288	114,288	—
	Accelerated Option Vesting(2)	694,342	1,356,683	694,342	678,342
	Healthcare and Life Insurance Benefits(3)	16,124	16,124	16,124	—
	Outplacement Services	15,000	15,000	—	—
	Total Value:	1,192,020	1,854,361	1,177,020	678,342

(1)

Represents a calculation based on the terms of the respective employment agreements as of December 31, 2012. The employment agreements of each of the Named Executive Officers was amended in March 2013, such that the bonus formulation used in determining severance payments was changed from using a three-year average (which would have then been prorated to the date of termination for all Named Executive Officers other than Mr. Proehl), to using the executive’s full target bonus for the year of termination.
(2)	The value of accelerated unvested options was calculated using the closing price of our common stock on December 31, 2012 of $10.98. The value of accelerated unvested options reported represents the difference between the aggregate exercise prices of the unvested options and the aggregate market values of the underlying shares.
(3)	Consists of health, dental, vision and life insurance coverage. The value is based upon the type of insurance coverage we carried for each Named Executive Officer as of December 31, 2012 and is valued at the premiums in effect on December 31, 2012.
(4)	The value of accelerated unvested options is based on the assumption that the acquirer assumes the options granted under our option plans, and 50% of the options become vested. In the event the acquirer does not assume the options granted, 100% of the unvested options would become vested.

Equity Compensation Plan Information

The following table sets forth information regarding all of our equity compensation plans as of December 31, 2012.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	19,089,848	$4.29	4,078,104	(1)
Equity compensation plans not approved by security holders	—	—	—

Total	19,089,848	$4.29	4,078,104

(1)	Includes 1,058,253 shares available for issuance under our Amended and Restated Employee Stock Purchase Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Transactions with Related Persons

Pursuant to our Audit Committee Charter, the audit committee of our board of directors is responsible for reviewing all transactions with related parties and all such transactions must be approved by the audit committee unless such transactions are approved by a comparable body of the board of directors. We have not adopted written procedures for review of, or standards for approval of, these transactions, but instead the audit committee of our board of directors intends to review such transactions on a case by case basis. In addition, the compensation committee of our board of directors and/or our board of directors reviews all compensation-related policies involving our directors and executive officers.

Strategic Collaboration with Cosmo

On December 15, 2008, we entered into a strategic collaboration with Cosmo Technologies Limited, an affiliate of Cosmo Pharmaceuticals S.p.A. (“Cosmo”). Alessandro E. Della Chà, a member of our board of directors, is also a member of the board of directors of Cosmo and also serves as Cosmo’s outside legal counsel. Our collaboration with Cosmo includes a license agreement pursuant to which we were granted certain exclusive rights to develop and commercialize selected proprietary pharmaceutical products of Cosmo in the U.S. In partial consideration of the licenses granted, on December 15, 2008, we issued 6,000,000 shares of our common stock to Cosmo and made an upfront cash payment to Cosmo of $2.5 million. In addition, following the successful completion of the Phase III studies for Uceris, Cosmo elected to receive payment of a $3.0 million clinical milestone through the issuance of 972,132 shares of our common stock. Following FDA acceptance for filing of the NDA for Uceris, Cosmo elected to receive payment of a $4.0 million regulatory milestone through the issuance of 906,412 shares of our common stock. Following the first commercial sale of Uceris which occurred in February 2013, Cosmo has the option to elect, on or before April 15, 2013, whether to receive payment of a $7.0 million commercial milestone in cash or through the issuance of 565,793 shares of our common stock. We may also be required to pay Cosmo commercial milestones of up to $22.5 million for Uceris and $28.0 million for rifamycin SV MMX. In addition, we may also be required to pay Cosmo an additional $2.0 million regulatory milestone for the initial indication for rifamycin SV MMX and up to $6.0 million in clinical and regulatory milestones for a second indication for rifamycin SV MMX. The milestones may be paid in cash or through issuance of additional shares of our common stock, at Cosmo’s option, subject to certain limitations. We are required to pay tiered royalties to Cosmo ranging from 12% to 14% on net sales of licensed products we sell. Under the terms of our supply agreement with Cosmo relating to the commercial supply of Uceris, we also pay Cosmo a supply price equal to 10% of net sales. Cosmo reimburses us for costs associated with packaging, which is handled by a third party. We were responsible for one-half of the total out-of-pocket costs associated with the Uceris Phase III clinical program and for all of the out-of-pocket costs for the rifamycin SV MMX Phase III U.S. registration study. We are also responsible for all of the out-of-pocket costs for the ongoing Uceris Phase IIIb clinical study. In the event that additional clinical work is required to obtain U.S. regulatory approval for rifamycin SV MMX, we and Cosmo will agree on cost sharing.

The strategic collaboration with Cosmo is described in more detail in Note 3 to the consolidated financial statements included with our Annual Report on Form 10-K for the year ended December 31, 2012.

Covella Merger

In September 2010, we acquired the worldwide rights to SAN-300 through the acquisition of Covella Pharmaceuticals, Inc. (“Covella”), pursuant to the terms of a merger agreement. Prior to our acquisition of Covella, Covella was a privately held company owned by a small number of stockholders, including Mark C. Totoritis, our Senior Vice President, Clinical Research, Matthew W. Strobeck, a member of our board of directors from April 6, 2012 to June 1, 2012, and Westfield Capital Management Company, LP (“Westfield”), one of our greater than 10% stockholders at the time of the transaction, among others.

Under the terms of the merger agreement, we paid a total upfront of $162,000 in cash and 181,342 in unregistered shares of our common stock to the Covella stockholders. We also assumed responsibility for payment of approximately $1.2 million in Covella liabilities and transaction expenses, including $600,000 of debt owed to Westfield and a $100,000 change in control payment owed to Dr. Totoritis. In addition, we may be required to make clinical and regulatory milestone payments to the former Covella stockholders totaling up to an aggregate of $37.7 million (consisting of a combination of cash and our common stock) based on success in developing product candidates (with the first such milestone being payable upon successful completion of the first Phase II(b) clinical study). We may also be required to pay a royalty equal to a low single digit percentage rate of net sales of any commercial products resulting from the anti-VLA-1 mAb technology. Our obligation to pay the royalties continues on a country-by-country basis until the date which is the later of: (i) expiration of the last valid claim of the patents licensed by Covella pursuant to the license agreement in such country; or (ii) 10 years after the first commercial sale of the products in such country.

Of the total merger consideration, Dr. Totoritis, Dr. Strobeck and Westfield received approximately $49,000, $2,000 and $6,000, respectively, and 55,191, 1,971 and 6,307 unregistered shares of our common stock, respectively. In addition to their portion of the merger consideration, Westfield also received $600,000 as repayment of debt owed by Covella and Dr. Totoritis received a $100,000 change in control payment owed by Covella. Dr. Totoritis, Dr. Strobeck and Westfield may also be entitled to portions of the additional milestone and royalty payments discussed above.

The Covella stockholders agreed to indemnify us for certain matters, including breaches of representations and warranties and covenants included in the merger agreement, up to a maximum specified amount and subject to other limitations. We agreed to indemnify the Covella stockholders for certain matters, including breaches of representations, warranties and covenants included in the merger agreement, up to a maximum specified amount and subject to other limitations.

Based on a review of all relevant factors, including, without limitation, the terms set forth in the merger agreement, our board of directors deemed the merger to be advisable to and consistent with and fair to and in the best interests of the Company and its stockholders in order to advance our long-term business interests.

Other Transactions

During 2012, we believe that there has not been any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $120,000 and in which any director, executive officer or holder of more than 5% of our common stock, or members of any such person’s immediate family, had or will have a direct or indirect material interest, other than the transactions described above under the headings “–Strategic Collaboration with Cosmo” and “—Covella Merger” and compensation described under the headings “Proposal 1 Election of Directors – Compensation of Directors” and “Executive Compensation and Other Information.” We intend that any such future transactions will be approved by the audit committee unless such transactions are approved by a comparable body of the board of directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

PROPOSAL 2

AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

On April 5, 2013, our board of directors approved an amendment to Article FOURTH of the Company’s Amended and Restated Certificate of Incorporation to increase the number of shares of common stock which the Company is authorized to issue from 100,000,000 to 200,000,000, par value $0.0001 per share. Our board of directors determined that such amendment is advisable and directed that the proposed amendment be submitted for approval by stockholders at the Annual Meeting.

The full text of the proposed amendment to the Amended and Restated Certificate of Incorporation is set forth in Appendix A to this Proxy Statement. The amendment will not affect the number of shares of preferred stock authorized, which is 10,000,000 shares of preferred stock, par value $0.0001 per share. Currently, there are no shares of preferred stock issued and outstanding.

Purposes and Effects of Increasing the Number of Authorized Shares of Common Stock

The proposed amendment would increase the number of shares of common stock which the Company is authorized to issue from 100,000,000 to 200,000,000. The additional 100,000,000 shares would be a part of the existing class of common stock and, if and when issued, would have the same rights and privileges as the shares of common stock presently issued and outstanding. The holders of common stock of the Company are not entitled to preemptive rights or cumulative voting.

We have not increased our authorized shares of common stock since the Company completed its initial public offering in 2004. For more than six fiscal years, we have not issued any shares of common stock for financing purposes and have not issued any shares of common stock other than pursuant to our equity compensation plans and in connection with our strategic collaboration with Cosmo and our acquisition of Covella, each as described above under “Certain Relationships and Related Transactions,” as well as under our licensing agreement with Biogen Idec (which was related to the Covella acquisition). As of March 15, 2013, there were 64,403,056 shares of common stock issued and 25,348,388 shares of common stock reserved for issuance under the Company’s equity compensation plans and 2,421,456 shares of common stock reserved for issuance to Cosmo pursuant to our strategic collaboration. This means that as of March 15, 2013, there were only 7,827,100 authorized shares of common stock that were not outstanding or reserved for issuance.

The primary purpose of increasing the number of authorized shares of common stock is to give the Company appropriate flexibility to issue shares for future corporate needs. The shares may be issued by our board of directors in its discretion, subject to any further stockholder action required in the case of any particular issuance by applicable law, regulatory agency, or under the NASDAQ qualification standards. The newly authorized shares of common stock would be issuable for any proper corporate purpose, including future acquisitions, investment opportunities, capital raising transactions of equity or convertible debt securities, stock splits, stock dividends, issuance under current or future equity compensation plans, employee stock plans and savings plans or for other corporate purposes. Other than the 5,000,000 incremental shares which will be reserved for issuance in connection with the proposed Amended and Restated 2004 Equity Incentive Plan and the 2,000,000 incremental shares which will be reserved for issuance in connection with the proposed Amended and Restated Employee Stock Purchase Plan, there are no immediate plans, arrangements, commitments or understandings with respect to issuance of any of the additional shares of common stock that would be authorized by the proposed amendment. However, our board of directors believes that these additional shares will provide the Company with the needed ability to issue shares in the future to take advantage of market conditions or favorable opportunities without the potential expense or delay incident to obtaining stockholder approval for a particular issuance. In approving the proposed amendment to increase the authorized shares of common stock and the amount of the increase, our board of directors considered the number of authorized shares currently available for future issuance, our stock price and market capitalization as well as the above factors related to potential future corporate needs.

If the proposed amendment is adopted and assuming the proposed equity compensation plan amendments are adopted, based on the number of authorized and issued shares of common stock as of March 15, 2013, there would be 64,403,056 shares of common stock issued, 21,045,825 shares of common stock reserved for issuance pursuant to outstanding awards under the company’s equity compensation plans and 11,302,563 shares would be reserved for issuance in connection with future awards under the Company’s equity compensation plans. The number of shares of common stock reserved for issuance to Cosmo pursuant to our strategic collaboration with Cosmo would not change. As a result, there would be 100,827,100 authorized shares of common stock that are not outstanding or reserved for issuance.

Our board of directors has not proposed the increase in the amount of authorized shares of common stock with the intention of discouraging tender offers or takeover attempts of the Company. However, the availability of additional authorized shares for issuance may have the effect of discouraging a merger, tender offer, proxy contest or other attempt to obtain control of the Company.

Effective Date of Proposed Amendment

If the proposed amendment to Article FOURTH of the Company’s Amended and Restated Certificate of Incorporation is adopted by the required vote of stockholders, such amendment will become effective on the date the proposed amendment is filed with the Secretary of State of the State of Delaware.

Vote Required and Board Recommendation

The affirmative vote of the holders of a majority of the outstanding shares of common stock of the Company is required to approve the proposed amendment. Abstentions will have the same effect as votes against this proposal. This proposal is considered a routine matter on which a broker or other nominee is empowered to vote. Accordingly, no broker non-votes will result from this proposal.

Our board of directors recommends a vote “FOR” the proposal to amend Article FOURTH of the Company’s Amended and Restated Certificate of Incorporation to increase the authorized common stock of the Company from 100,000,000 shares to 200,000,000 shares.

PROPOSAL 3

APPROVAL OF THE AMENDED AND RESTATED

2004 EQUITY INCENTIVE AWARD PLAN

(as amended and restated effective June 11, 2013)

Proposal

The Amended and Restated 2004 Equity Incentive Award Plan, in its current form, was amended and restated in 2004 and subsequently amended in 2006 and 2007 (the “Current 2004 Plan”). Our board of directors adopted the amended and restated 2004 Plan effective June 11, 2013 (the “Amended 2004 Plan”), subject to stockholder approval at the Annual Meeting. The Amended 2004 Plan will become effective immediately upon stockholder approval at the Annual Meeting.

Our stockholders are being asked to approve the Amended 2004 Plan which amends and restates the Current 2004 Plan to:

•	Extend the term of the Current 2004 Plan for ten years from the date it was approved by the Company’s board of directors;

•	Increase by 5,000,000 the number of shares of the Company’s common stock reserved for issuance and eliminate the “evergreen” provision;

•

Satisfy the stockholder approval requirements of Section 162(m) of the Code (“Section 162(m)”), including approval of the material terms of the performance goals for awards that may be granted under the Amended 2004 Plan as required under Section 162(m); and

•	Make other technical revisions or otherwise non-material revisions to the Current 2004 Plan.

The Current 2004 Plan is currently scheduled to terminate on January 28, 2014. In the event the proposed amendment and restatement is approved by stockholders, the Amended 2004 Plan will terminate on April 5, 2023.

The Current 2004 Plan contains an “evergreen” provision which automatically increased the number of shares eligible for issuance as of each January 1, by a number of shares equal to the least of (i) 5% of the Company’s outstanding capital stock, (ii) 2,500,000 shares, or (iii) an amount determined by the board of directors. If approved by stockholders at the Annual Meeting, the amendment and restatement would remove this “evergreen” provision and instead the Amended 2004 Plan would specify a set number of shares that will be available for issuance.

As of March 15, 2013, up to 23,790,135 shares were available for issuance under the Current 2004 Plan (which number of shares included (i) up to 21,045,825 shares which as of March 15, 2013 were subject to outstanding awards under the Current 2004 Plan as well as shares subject to awards issued under the Company’s 1998 Stock Option Plan (the “1998 Plan”), all of which may become available for issuance pursuant to the terms of the Current 2004 Plan in the event of the termination, expiration or lapse of such awards prior to their exercise and/or vesting) and (ii) 2,744,310 shares of stock available for issuance under the Current 2004 Plan prior to the amendment of the Current 2004 Plan on April 5, 2013. If the amendment and restatement is approved by stockholders, the number of shares reserved for issuance under the Amended 2004 Plan would increase by 5,000,000 shares the number of shares available for issuance under the Amended 2004 Plan, such that a maximum of 28,790,135 total shares will be authorized for issuance under the Amended 2004 Plan (including the 21,045,825 shares subject to outstanding awards). This will help ensure that the Company will continue to have a sufficient number of shares available to maintain an equity incentive program, and this share reserve would no longer be subject to automatic increase at any time. The proposed amendment and restatement will also help ensure that the Company will continue to effectively provide eligible employees with the opportunity to receive equity incentive awards and otherwise promote the interests of the Company by providing eligible persons with the opportunity to acquire a proprietary interest (or increase such interest) in the Company as an incentive for their continued services.

Generally, Section 162(m) does not permit a tax deduction for compensation in excess of $1 million paid in any calendar year by a publicly held company to its chief executive officer or any of the three other most highly compensated executive officers (other than the principal financial officer). However, certain compensation, including compensation based on the attainment of performance goals, is excluded from this deduction limit if certain criteria are satisfied, including that the material terms pursuant to which the compensation is to be paid is disclosed to and approved by the Company’s stockholders. Accordingly, if the Amended 2004 Plan, including the list of performance criteria applicable under the Amended 2004 Plan for awards intended to qualify as performance-based under Section 162(m), is approved by stockholders and other conditions of Section 162(m) are satisfied, certain compensation paid to the above individuals pursuant to the Amended 2004 Plan should not be subject to the deduction limit of Section 162(m).

For all of the foregoing reasons, the Board adopted the amendment and restatement, subject to stockholder approval at the Annual Meeting.

In the event that stockholders do not approve this Amended 2004 Plan, then the revisions to the Current 2004 Plan affected by this amendment and restatement will have no force and effect; instead, the Current 2004 Plan will continue in effect in accordance with the terms and provisions in effect immediately prior to this amendment and restatement.

The principal features of the Amended 2004 Plan are summarized below, but the summary is qualified in its entirety by reference to the Amended 2004 Plan itself which is attached to this proxy statement as Appendix B.

Purpose

The purpose of the Amended 2004 Plan is to promote the success and enhance the value of the Company by linking the personal interests of the members of the Company’s board of directors and the Company’s employees, officers, executives and consultants to those of the Company’s stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to the Company’s stockholders. The Amended 2004 Plan is further intended to provide flexibility to the Company in the Company’s ability to motivate, attract and retain the services of members of the Company’s board of directors and the Company’s employees, officers, executives and consultants upon whose judgment, interest and special effort the successful conduct of the Company’s operation is largely dependent.

Securities Subject to the Amended 2004 Plan

Subject to adjustment in the event of certain corporate events (as described below), as of March 15, 2013 the maximum number of shares of common stock available for issuance under the Current 2004 Plan (including shares originally reserved under the Current 2004 Plan and its “evergreen” provision, plus shares subject to awards outstanding under the 1998 Plan and the Current 2004 Plan as of March 15, 2013 which shares may become available for issuance pursuant to the terms of the Current 2004 Plan in the event such awards terminate, expire or lapse prior to their exercise and/or vesting) was 23,790,135 shares. If the proposed amendment and restatement of the Current 2004 Plan is approved by stockholders, the number of shares of common stock that may be issued pursuant to the Amended 2004 Plan will be increased by 5,000,000 shares, such that up to a maximum of 28,790,135 total shares will be authorized for issuance under the Amended 2004 Plan. The shares of common stock issuable under the Amended 2004 Plan may be drawn from shares of the Company’s authorized but unissued common stock or from shares of the Company’s common stock that the Company acquires, including shares purchased on the open market. To the extent that an award terminates, expires or lapses for any reason, any shares subject to that award will be available for future grant or sale under the Amended 2004 Plan. In addition, shares which are delivered to the Company by a participant or withheld by the Company upon the exercise of an award in payment of the exercise price or in satisfaction of tax withholding obligations may again be optioned, granted or awarded under the Amended 2004 Plan; provided that no such shares may again be optioned, granted or awarded if such action would cause any option intended to qualify as an incentive stock option under Section 422 of the Code to fail to so qualify.

As of March 15, 2013, options to purchase 20,317,527 shares of common stock were outstanding under the Current 2004 Plan. Outstanding options under the Current 2004 Plan were exercisable at a weighted average exercise price of approximately $5.88 per share. Under this plan, outstanding options to purchase an aggregate of 8,550,585 shares were held by current and former employees who are not officers or directors of the Company. As of March 15, 2013, the closing price of a share of the Company’s common stock as reported on the NASDAQ was $16.47.

In its determination to approve the Amended 2004 Plan, our compensation committee reviewed an analysis prepared by Radford, its compensation consultant, which included an analysis of the burn rate and overhang metrics discussed below. We are committed to effectively managing the Company’s equity compensation share reserve while minimizing stockholder dilution. For this reason, we carefully manage the Company’s use of shares of common stock available for equity-based compensation each year to maintain an acceptable gross burn rate. Gross burn rate reflects equity awards granted during the fiscal year divided by the number of shares outstanding. During each of the three most recent fiscal year periods ended December 31, 2010, December 31, 2011, and December 31, 2012, the Company granted a number of shares subject to options to employees, consultants, or non-employee directors at an average rate of 5.3%, 6.6%, and 3.9% respectively, or an average of 5.2% for the entire three-year period. Using current methodology of Institutional Shareholder Services (“ISS”), the Company’s gross burn rate for each of the last three fiscal years is within the guidelines recommended by ISS.

If we do not increase the shares available for issuance under our equity plans, then based on historical usage rates of shares under our equity plans, we would expect to exhaust the share limit under our Current 2004 Plan by the time the Current 2004 Plan expires in January 2014, at which time we would lose an important compensation tool aligned with stockholder interests to attract, motivate and retain highly qualified talent.

The requested share increase represents approximately 7.8% of outstanding shares of the Company as of March 15, 2013. Because Proposal 3 does not contemplate the amount or timing of specific equity awards in the future, it is not possible to calculate with certainty the amount of subsequent dilution that may ultimately result from such awards. However, assuming all the shares that are proposed to be reserved for issuance under the Amended 2004 Plan are issued, the total potential dilution assuming all of the authorized shares that may be issued under the Amended 2004 Plan will be 44.7% of our common stock outstanding as of March 15, 2013. Overhang is calculated by dividing the total number of shares subject to equity awards outstanding under all of the Company’s equity plans at a point in time by the number of shares outstanding at the same point in time. Our overhang as of March 15, 2013 was 32.7%. The Company’s current overhang is driven primarily by the large number of exercisable equity awards under the Company’s equity plans that have been granted over an almost 10 year period and have not yet been exercised and because the Company has not increased its authorized shares of common stock since the Company completed its initial public offering in 2004. In addition, for more than six fiscal years, the Company has not issued any shares of common stock for financing purposes and has not issued any shares of common stock other than pursuant to its equity compensation plans and in connection with its strategic collaboration with Cosmo and its acquisition of Covella (each as described above under “Certain Relationships and Related Transactions”), as well as under our licensing agreement with Biogen Idec (which was related to the Covella acquisition). We believe that the benefits provided by being able to grant equity awards to employees will outweigh the costs of additional dilution.

Administration

The compensation committee of the Company’s board of directors will administer the Amended 2004 Plan. To administer the Amended 2004 Plan, the compensation committee must consist of at least two members of the Company’s board of directors, each of whom is a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act, and, with respect to awards that are intended to constitute performance-based compensation under Section 162(m) of the Code, an “outside director” for the purposes of Section 162(m). Subject to the terms and conditions of the Amended 2004 Plan, the compensation committee has the authority to select the persons to whom awards are to be made, to determine the number of shares to be subject thereto and the terms and conditions thereof, and to make all other determinations and to take all other actions necessary or advisable for the administration of the Amended 2004 Plan. Our compensation committee is also authorized to adopt, amend and rescind rules relating to the administration of the Amended 2004 Plan. Our board of directors may at any time abolish the compensation committee and revest in itself the authority to administer the Amended 2004 Plan.

Our compensation committee may (1) delegate to a committee of one or more members of the Company’s board of directors who are not “outside directors” for the purposes of Section 162(m) of the Code the authority to grant awards under the Amended 2004 Plan to eligible persons who are either (a) not then “covered employees” within the meaning of Section 162(m) and are not expected to be covered employees at the time of recognition of income resulting from such award or (b) not persons with respect to whom compliance with Section 162(m) is not desired and/or (2) delegate to a committee of one or more members of the Company’s board of directors who are not “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act the authority to grant awards under the Amended 2004 Plan to eligible persons who are not then subject to Section 16 of the Exchange Act.

Eligibility

Options, stock appreciation rights, or SARs, restricted stock and other awards under the Amended 2004 Plan may be granted to individuals who are then the Company’s officers or other employees or any future subsidiaries’ officers or other employees (which as of March 15, 2013, consisted of 302 employees). Such awards also may be granted to the Company’s non-employee directors (which as of March 15, 2013, consisted of 7 non-employee directors) and to our consultants.

Awards Under the Amended 2004 Plan

The Amended 2004 Plan provides that the compensation committee may grant or issue stock options, SARs, restricted stock, restricted stock units, dividend equivalents, performance awards, stock payments and other stock related benefits, or any combination thereof. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

•

Nonqualified Stock Options, or NQSOs, provide for the right to purchase common stock at a specified price, which may not be less than fair market value on the date of grant, and usually will become exercisable (at the discretion of the compensation committee) in one or more installments after the grant date, subject to the participant’s continued employment with, or service to, the Company and/or subject to the satisfaction of the performance targets and individual performance targets established by the compensation committee. NQSOs may be granted for any term specified by our compensation committee.

•

Incentive Stock Options, or ISOs, are designed to comply with the provisions of the Internal Revenue Code and are subject to specified restrictions contained in the Internal Revenue Code. Among such restrictions, ISOs must have an exercise price not less than the fair market value of a share of common stock on the date of grant, may only be granted to employees, must expire within a specified period of time following the optionee’s termination of employment, and must be exercised within 10 years after the date of grant, but may be subsequently modified to disqualify them from treatment as ISOs. In the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of the Company’s capital stock, the Amended 2004 Plan provides that the exercise price must be at least 110% of the fair market value of a share of common stock on the date of grant and the ISO must expire upon the fifth anniversary of the date of its grant.

•

Restricted Stock may be granted to participants and made subject to such restrictions as may be determined by the compensation committee. Restricted stock, typically, may be forfeited for no consideration or repurchased by us at the original purchase price if the conditions or restrictions are not met. In general, restricted stock may not be sold, or otherwise transferred, until restrictions are removed or expire. Grantees of restricted stock, unlike recipients of options, will have voting rights and will receive dividends, if any, prior to the time when the restrictions lapse.

•

Restricted Stock Units may be awarded to participants, typically without payment of consideration, but subject to vesting conditions based on continued employment or on performance criteria established by the compensation committee. Like restricted stock, restricted stock units may not be sold, or otherwise transferred or hypothecated, until vesting conditions are removed or expire. Unlike restricted stock, shares of common stock underlying restricted stock unit awards will not be issued until the restricted stock unit award has vested or, at the discretion of the compensation committee, deferred beyond an applicable vesting date in accordance with Section 409A of the Code, and recipients of restricted stock units generally will have no voting or dividend rights prior to the time when vesting conditions are satisfied.

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Stock Appreciation Rights may be granted in connection with the simultaneous grant of stock options, with respect to previously granted stock options, or individually. SARs granted by the compensation committee in tandem with stock options typically will provide for payments to the holder based upon increases in the price of the Company’s common stock over the exercise price of the related option. The exercise price per share of stock subject to SARS may not be less than 100% of the fair market value of the stock on the date of grant. Except as required by Section 162(m) of the Code with respect to a SAR intended to qualify as performance-based compensation as described in Section 162(m) of the Code, there are no restrictions specified in the Amended 2004 Plan on the exercise of SARs or the amount of gain realizable therefrom, although restrictions may be imposed by the compensation committee in the SAR agreements. Our compensation committee may elect to pay SARs in cash or in common stock or in a combination of both.

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Dividend Equivalents represent the value of the dividends, if any, per share paid by us, calculated with reference to the number of shares covered by the stock options, SARs or other awards held by the participant.

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Performance Awards may be granted by the compensation committee on an individual or group basis. Generally, these awards will be based upon specific performance targets and may be paid in cash or in common stock or in a combination of both. Performance awards may include “phantom” stock awards that provide for payments based upon increases in the price of the Company’s common stock over a predetermined period. Performance awards may also include bonuses that may be granted by the compensation committee on an individual or group basis and which may be payable in cash or in common stock or in a combination of both.

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Stock Payments may be authorized by the compensation committee in the form of shares of common stock or an option or other right to purchase common stock as part of a deferred compensation arrangement in lieu of all or any part of compensation, including bonuses, that would otherwise be payable in cash to the key employee or consultant.

The maximum number of shares which may be subject to options, stock purchase rights, SARs and other awards granted under the Amended 2004 Plan to any individual in any calendar year may not exceed 2,000,000 shares of common stock.

Section 162(m). The compensation committee may designate employees as “covered employees” whose compensation for a given fiscal year may be subject to the limit on deductible compensation imposed by Section 162(m) of the Code. Our compensation committee may grant to such covered employees restricted stock, restricted stock units, SARs, dividend equivalents, performance awards, cash bonuses and stock payments that are paid, vest or become exercisable upon the attainment of Company performance criteria that are related to one or more of the following performance goals as applicable to us or any of the Company’s future subsidiaries, divisions or operating units:

•	net earnings (either before or after interest, taxes, depreciation and amortization);

•	net losses;

•	sales or revenue;

•	operating earnings;

•	operating cash flow;

•	return on net assets;

•	return on assets or capital;

•	return on stockholders’ equity;

•	stockholder returns;

•	gross or net profit margin;

•	earnings per share;

•	price per share of the Company’s common stock;

•	market share;

•	implementation or completion of projects or processes;

•	attainment of strategic and operational initiatives;

•	achievement of drug development milestones;

•	regulatory achievements including approval of a drug candidate;

•	progress of internal research or clinical programs;

•	clinical achievements;

•

completing phases of a clinical study (including the treatment phase), or announcing or presenting preliminary or final data from clinical studies; in each case, whether on particular timelines or generally);

•	timely completion of clinical trials;

•	submission of INDs and NDAs and other regulatory achievements;

•	research progress, including the development of programs; and

•	manufacturing achievements (including obtaining particular yields from manufacturing runs and other measurable objectives related to process development activities).

Vesting Upon Death or Disability

In the event of a plan participant’s termination of employment with us on account of his or her disability or death, that number of unvested awards granted to such participant under the Amended 2004 Plan that would have become vested, exercisable or payable, as applicable, over the 12 month period following the participant’s termination under the vesting schedules applicable to such awards had the participant remained continuously employed by us during such period will become immediately so vested, exercisable or payable on the date of termination.

Awards Not Transferable

Awards may generally not be sold, pledged, transferred, or disposed of in any manner other than by will or by the laws of descent and distribution. Our compensation committee may allow awards other than ISOs to be transferable pursuant to qualified domestic relations orders or to certain permitted transferees (including, but not limited to, immediate family members or for estate planning purposes). ISOs may not be transferable. If the compensation committee makes an award transferable, such award shall contain such additional terms and conditions as the compensation committee deems appropriate.

Adjustments Upon Changes in Capitalization

In the event of any dividend, stock split, combination or exchange of shares, merger, consolidation, spin-off, recapitalization or other distribution (other than normal cash dividends) of assets to the Company’s stockholders or any other change affecting the Company’s common stock, the compensation committee will make appropriate adjustments in the number and type of shares of stock subject to the Amended 2004 Plan, the terms and conditions of any award outstanding under the Amended 2004 Plan, and the grant or exercise price of any such award.

In the event of a change of control where the acquiror does not assume awards granted under the Amended 2004 Plan, awards issued under the Amended 2004 Plan will be subject to accelerated vesting such that 100% of such award will become vested and exercisable or payable, as applicable. In the event of a change of control where the acquiror assumes awards granted under the Amended 2004 Plan, 50% of the awards will become vested and exercisable or payable, as applicable, and the remaining outstanding awards will become fully vested and exercisable or payable, as applicable, if the holder of any such award is terminated by the acquiror without cause or terminates employment for good reason within 12 months after a change of control.

Notwithstanding the foregoing, in the event of a change of control, 100% of the unvested awards held by each member of the Board of Directors who is not an employee and who continues to serve on the Board immediately prior to such change of control shall become fully vested, exercisable and/or payable as applicable, and all forfeiture restrictions on such awards shall lapse, immediately prior to such change of control.

Under the Amended 2004 Plan, a change of control is generally defined as:

(i)	the acquisition, directly or indirectly of securities entitled to vote generally in the election of the Company’s directors that represent fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities, other than:

(A)	an acquisition by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company, or

(B)	an acquisition of voting securities by the Company or a corporation owned, directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company;

(ii)	during any period of two consecutive years, individuals who, at the beginning of such period, constitute the board of directors together with any new director(s) whose election by the board of directors or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof;

(iii)	the consummation of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(A)	which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent, directly or indirectly, at least a majority of the combined voting power of the successor entity’s outstanding voting securities immediately after the transaction, and

(B)	and after which no person or group beneficially owns voting securities representing fifty percent (50%) or more of the combined voting power of the successor entity; or

(iv)	the Company’s stockholders approve a liquidation or dissolution of the Company.

Amendment and Termination of the Amended 2004 Plan

With the approval of the Company’s board of directors, the compensation committee may amend, alter, suspend or terminate the Amended 2004 Plan, or any part thereof, at any time and for any reason. However, the Amended 2004 Plan requires stockholder approval for any amendment to the Amended 2004 Plan to the extent necessary to comply with applicable laws, rules and regulations, or for any amendment that increases the number of shares available under the Amended 2004 Plan or permits the compensation committee to grant options with an exercise price below fair market value on the date of grant, reduce the exercise price in effect for outstanding options or stock appreciation rights, implement any cancellation/re-grant program pursuant to which outstanding options or stock appreciation rights are cancelled and new options or stock appreciation rights are granted in replacement with a lower exercise price per share, cancel outstanding options or stock appreciation rights with exercise prices per share in excess of the then fair market value per share of common stock for consideration payable in cash or equity securities of the Company, or extend the exercise period for an option beyond 10 years from the date of grant. No action by the Company’s board of directors, the compensation committee or the Company’s stockholders may alter or impair any award previously granted under the Amended 2004 Plan without the consent of the holder. The Current 2004 Plan is scheduled to terminate on January 28, 2014. In the event the proposed amendment and restatement is approved by stockholders, the Amended 2004 Plan will terminate on April 5, 2023.

Withholding Taxes

Prior to delivering any shares or cash pursuant to any award, we will deduct or require a participant to remit to us, an amount sufficient to satisfy federal, state, local, foreign or other taxes or payments required to be withheld with respect to such award. The administrator may permit a participant to satisfy such tax withholding obligation through various methods, including (without limitation) (i) paying cash, (ii) electing to have us withhold otherwise deliverable cash or shares having a fair market value equal to the minimum statutory amount required to be withheld, or (iii) delivering to us already-owned shares having a fair market value equal to the minimum statutory amount required to be withheld.

Securities Laws

The Amended 2004 Plan is intended to conform with all provisions of the Securities Act and the Exchange Act and any and all related regulations and rules promulgated by the SEC, including without limitation Rule 16b-3. The Amended 2004 Plan will be administered, and options will be granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations.

Federal Income Tax Consequences Associated with the Amended 2004 Plan

The following is a general summary under current law of the material federal income tax consequences to participants in the Amended 2004 Plan. This summary deals with the general tax principles that apply and is provided only for general information. Some kinds of taxes, such as state and local income taxes, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The summary does not discuss all aspects of income taxation that may be relevant in light of a holder’s personal investment circumstances. This summarized tax information is not tax advice.

Non-Qualified Stock Options. For federal income tax purposes, if an optionee is granted NQSOs under the Amended 2004 Plan, the optionee will not have taxable income on the grant of the option, nor will we be entitled to any deduction. Generally, on exercise of NQSOs the optionee will recognize ordinary income, and we will be entitled to a deduction, in an amount equal to the difference between the option exercise price and the fair market value of a common share on the date each such option is exercised. The optionee’s basis for the stock for purposes of determining gain or loss on subsequent disposition of such shares generally will be the fair market value of the common stock on the date the optionee exercises such option. Any subsequent gain or loss will be generally taxable as capital gains or losses.

Incentive Stock Options. There is no taxable income to an optionee when an optionee is granted an ISO or when that option is exercised. However, taxable income may arise at the time of exercise for alternative minimum tax purposes equal to the excess of the fair market value of the purchased shares at such time over the exercise price paid for those shares. Gain realized by the optionee on the sale of an ISO is taxable at capital gains rates, and no tax deduction is available to us, unless the optionee disposes of the shares within (1) two years after the date of grant of the option or (2) within one year of the date the shares were transferred to the optionee. If the common shares are sold or otherwise disposed of before the end of the two-year and one-year periods specified above, the difference between the option exercise price and the fair market value of the shares on the date of the option’s exercise will be taxed at ordinary income rates, and we will be entitled to a deduction to the extent the optionee must recognize ordinary income. If such a sale or disposition takes place in the year in which the optionee exercises the option, the income the optionee recognizes upon sale or disposition of the shares will not be considered income for alternative minimum tax purposes. Otherwise, if the optionee sells or otherwise disposes of the shares before the end of the two-year and one-year periods specified above, the maximum amount that will be included as alternative minimum tax income is the gain, if any, the optionee recognizes on the disposition of the shares.

An ISO exercised more than three months after an optionee terminates employment, other than by reason of death or disability, will be taxed as a NQSO, and the optionee will have been deemed to have received income on the exercise taxable at ordinary income rates. We will be entitled to a tax deduction equal to the ordinary income, if any, realized by the optionee.

Stock Appreciation Rights. No taxable income is generally recognized upon the receipt of a SAR, but upon exercise of the SAR, the fair market value of the shares (or cash in lieu of shares) received generally will be taxable as ordinary income to the recipient in the year of such exercise. We generally will be entitled to a compensation deduction for the same amount which the recipient recognizes as ordinary income.

Restricted Stock and Restricted Stock Units. An employee to whom restricted stock or restricted stock units are issued generally will not recognize taxable income upon such issuance and we generally will not then be entitled to a deduction unless, with respect to restricted stock, an election is made by the participant under Section 83(b) of the Internal Revenue Code. However, when restrictions on shares of restricted stock lapse, such that the shares are no longer subject to a substantial risk of forfeiture, the employee generally will recognize ordinary income and we generally will be entitled to a deduction for an amount equal to the excess of the fair market value of the shares at the date such restrictions lapse over the purchase price. If a timely election is made under Section 83(b) with respect to restricted stock, the participant generally will recognize ordinary income on the date of the issuance equal to the excess, if any, of the fair market value of the shares at that date over the purchase price therefore, and we will be entitled to a deduction for the same amount. Similarly, when restricted stock units vest and are issued to the participant, the participant generally will recognize ordinary income and we generally will be entitled to a deduction for the amount equal to the fair market value of the shares at the date of issuance. A Section 83(b) election is not permitted with regard to the grant of restricted stock units.

Dividend Equivalents. A recipient of a dividend equivalent award generally will not recognize taxable income at the time of grant, and we will not be entitled to a deduction at that time. When a dividend equivalent is paid, the participant generally will recognize ordinary income, and we will be entitled to a corresponding deduction.

Performance Awards. A participant who has been granted a performance award generally will not recognize taxable income at the time of grant, and we will not be entitled to a deduction at that time. When an award is paid, whether in cash or common shares, the participant generally will recognize ordinary income, and we will be entitled to a corresponding deduction.

Stock Payments. A participant who receives a stock payment in lieu of a cash payment that would otherwise have been made will generally be taxed as if the cash payment has been received, and we generally will be entitled to a deduction for the same amount.

Deferred Compensation. Participants who defer compensation generally will recognize no income, gain or loss for federal income tax purposes when NQSOs are granted in lieu of amounts otherwise payable, and we will not be entitled to a deduction at that time. When and to the extent such NQSOs are exercised, the rules regarding NQSOs outlined above will generally apply.

Section 162(m) of the Code. In general, under Section 162(m) of the Internal Revenue Code, income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid) for certain executive officers exceeds $1,000,000 (less the amount of any “excess parachute payments” as defined in Section 280G of the Internal Revenue Code) in any one year. However, under Section 162(m), the deduction limit does not apply to certain “performance-based compensation” established by an independent compensation committee that is adequately disclosed to, and approved by, stockholders. In particular, stock options and SARs will satisfy the “performance-based compensation” exception if the awards are made by a qualifying compensation committee, the applicable plan sets forth the maximum number of shares that can be granted to any person within a specified period and the compensation is based solely on an increase in the stock price after the grant date. Specifically, the option exercise price must be equal to or greater than the fair market value of the stock subject to the award on the grant date. Rights or awards granted under the Amended 2004 Plan, other than options and SARs, will not qualify as “performance-based compensation” for purposes of Section 162(m) unless such rights or awards are granted or vest upon pre-established objective performance goals, the material terms of which are disclosed to and approved by the Company’s stockholders. Thus, we expect that, other than options and SARs, rights or awards that are granted under the Amended 2004 Plan and which are not granted or become vested based on pre-established objective performance goals will not constitute “performance-based compensation” for purposes of Section 162(m). We have attempted to structure the Amended 2004 Plan in such a manner that the remuneration attributable to stock options and SARs which meet the other requirements of Section 162(m) will not be subject to the $1,000,000 limitation. We have not, however, requested a ruling from the IRS or an opinion of counsel regarding this issue.

Plan Benefits

Our non-employee directors as a group are eligible to receive automatic grants under the Amended 2004 Plan pursuant to a policy adopted by the Company’s board of directors. Pursuant to the Company’s automatic grant policy for the Company’s non-employee directors, on the date of each annual meeting of the Company’s stockholders, (1) each continuing non-employee director will be eligible to receive an option to purchase 32,000 shares of common stock, (2) the chairman of the board of directors will be eligible to receive an additional annual option to purchase 10,000 shares of common stock, (3) the chairman of the Company’s audit committee will be eligible to receive an additional annual option to purchase 5,000 shares of common stock, (4) the chairman of the compensation committee will be eligible to receive an additional annual option to purchase 5,000 shares of common stock and (5) the chairman of the Company’s nominating and corporate governance committee will be eligible to receive an additional annual option to purchase 2,500 shares of common stock. The value of the shares of common stock underlying the option grants made or to be made to the Company’s non-employee directors in 2013, based on a $16.47 closing price of the Company’s common stock as reported on the NASDAQ on March 15, 2013, is approximately $4.1 million in the aggregate.

Except as discussed above for non-employee directors, all future grants under the Amended 2004 Plan are within the discretion of the Company’s board of directors or its committee and the benefits of such grants are, therefore, not determinable.

Options Granted to Certain Persons

The aggregate number of shares of common stock subject to options granted to certain persons under the Current 2004 Plan since its inception and through March 15, 2013 is reflected in the table below. Since its inception, no option has been granted under the Current 2004 Plan to any nominee for election as a director (who was not subsequently elected to serve as a director), or any associate of any such director, nominee or executive officer, and no other person has been granted 5% or more of the total amount of options granted under the Current 2004 Plan. With the exception of Dr. Wierenga, each of the following persons has been employed with the Company for longer than 10 years.

Name and Position	Amount of Options
Gerald T. Proehl	2,665,000
President and Chief Executive Officer
Debra P. Crawford	961,444
Senior Vice President, Chief Financial Officer, Treasurer and Secretary
Warren E. Hall	916,687
Senior Vice President, Manufacturing and Product Development
Wendell Wierenga, Ph.D.	368,810
Executive Vice President, Research and Development
Carey J. Fox, J.D.	988,794
Senior Vice President, General Counsel
All current executive officers, as a group	10,492,335
All current directors who are not executive officers, as a group	2,290,500
All current and former employees who are not current executive officers, as a group	14,971,489

Vote Required and Board Recommendation

The affirmative vote of a majority of the aggregate votes present in person or by proxy and entitled to vote on this proposal at the Annual Meeting is required for approval of the Amended 2004 Plan. For purposes of the vote on the Amended 2004 Plan, abstentions will have the same effect as votes against the Amended 2004 Plan and broker non-votes will have no effect on the result of the vote.

Our board of directors recommends a vote “FOR” the approval of the Amended and Restated 2004 Equity Incentive Award Plan (as amended and restated effective June 11, 2013).

PROPOSAL 4

APPROVAL OF THE AMENDED AND RESTATED

EMPLOYEE STOCK PURCHASE PLAN

(as amended and restated effective June 11, 2013)

Proposal

The Employee Stock Purchase Plan, in its current form, was previously amended and restated in 2007 (the “Current Purchase Plan”). At the Annual Meeting, stockholders are being asked to approve an amendment and restatement of the Current Purchase Plan (the “Amended Purchase Plan”) that will (i) extend the term of the Current Purchase Plan, which is currently scheduled to expire in 2014, (ii) increase the share reserve by 2,000,000 shares and eliminate the “evergreen” provision and (iii) make other technical revisions or otherwise non-material revisions to the Current Purchase Plan. Our board of directors adopted the Amended Purchase Plan on April 5, 2013, subject to stockholder approval at the Annual Meeting.

The Current Purchase Plan is currently scheduled to terminate on January 28, 2014. In the event the Amended Purchase Plan is approved by stockholders, the Amended Purchase Plan will terminate as of the date so terminated by the board of directors.

The Current Purchase Plan contained an “evergreen” provision which automatically increased the number of shares eligible for issuance as of each January 1, by a number of shares equal to the least of (i) 1% of the Company’s outstanding capital stock, (ii) 500,000 shares, or (iii) an amount determined by the board of directors. If approved by stockholders at the Annual Meeting, the amendment and restatement would remove this “evergreen” provision and instead the Amended Purchase Plan would specify a set number of shares that will be available for issuance.

Since its adoption, 4,707,954 shares of the Company’s common stock (including shares reserved pursuant to the “evergreen” provision described above) have been authorized for issuance under the Current Purchase Plan, and as of March 15, 2013, 1,558,253 shares remain available for issuance under the Current Purchase Plan. If the amendment and restatement is approved by stockholders, the number of shares reserved for issuance under the Amended Purchase Plan would increase by 2,000,000 shares to a total of 3,558,253 shares that may be issued under the Amended Purchase Plan. This will help ensure that the Company will continue to have a sufficient number of shares available to maintain an employee stock purchase plan, and this share reserve would no longer be subject to automatic increase at any time. In determining the number of shares to reserve under the Amended Purchase Plan, the compensation committee reviewed information on our historical burn rate and overhang, as described in Proposal 3 above. The compensation committee also reviewed the dilution caused by the Amended 2004 Plan, as described in Proposal 3 above, as well as the dilution caused by the Amended Purchase Plan, as described below. The requested share increase represents approximately 3.1% of outstanding shares of the Company as of March 15, 2013. Assuming all of the shares that are proposed to be reserved for issuance under the Amended Purchase Plan are issued, the total potential dilution will be 5.5% of our common stock outstanding as of March 15, 2013. The proposed amendment and restatement will help ensure that the Company will continue to effectively provide eligible employees with the opportunity to purchase shares of the Company’s common stock at semi-annual intervals through their accumulated periodic payroll deductions. For all of the foregoing reasons, the Board adopted the amendment and restatement, subject to stockholder approval at the Annual Meeting.

In the event that stockholders do not approve this amendment and restatement of the Current Purchase Plan, then the revisions to the Current Purchase Plan affected by the amendment and restatement will have no force or effect; instead, the Current Purchase Plan will continue in effect in accordance with the terms and provisions of the plan in effect immediately prior to this amendment and restatement.

The principal features of the Amended Purchase Plan are summarized below, but the summary is qualified in its entirety by reference to the Amended Purchase Plan itself which is attached to this proxy statement as Appendix C.

Purpose

The purpose of the Amended Purchase Plan is to provide an opportunity for the Company’s employees to purchase shares of the Company’s common stock and thereby to have an additional incentive to contribute to the prosperity of the

Company. The Amended Purchase Plan enables the Company’s eligible employees and the employees of the Company’s subsidiaries to purchase, through payroll deductions, shares of the Company’s common stock at a discount from the market price of the stock at the time of purchase. The Amended Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code.

Securities Subject to the Amended Purchase Plan

Subject to adjustment in the event of certain corporate events (as described below), the maximum number of shares of common stock that has been reserved for issuance under the Current Purchase Plan (including shares reserved pursuant to the “evergreen” provision) is 4,707,954 shares, of which 1,558,253 shares remained available for issuance as of March 15, 2013. If the proposed amendment and restatement of the Current Purchase Plan is approved by stockholders, the number of shares of common stock that may be issued pursuant to the Amended Purchase Plan will be increased by 2,000,000 to a maximum of 3,558,253 shares available for future issuance.

As of March 15, 2013, 3,149,701 shares of the Company’s common stock had been issued under the Current Purchase Plan and 1,558,253 shares were available for future issuance. As of such date, the closing price of a share of the Company’s common stock as reported on the NASDAQ was $16.47.

Administration

The board of directors has the authority to administer the Amended Purchase Plan and to delegate that authority to the compensation committee. Pursuant to such delegation, the compensation committee of the Company’s board of directors will administer the Amended Purchase Plan. To administer the Amended Purchase Plan, the compensation committee must consist of at least two members of the Company’s board of directors, each of whom is a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act. Subject to the terms and conditions of the Amended Purchase Plan, the compensation committee has the authority to make all determinations and to take all other actions necessary or advisable for the administration of the Amended Purchase Plan. Our compensation committee is also authorized to adopt, amend and rescind rules relating to the administration of the Amended Purchase Plan. Our board of directors may at any time abolish the compensation committee and revest in itself the authority to administer the Amended Purchase Plan.

Eligibility

Our employees and the employees of the Company’s subsidiaries that customarily work more than twenty hours per week and more than five months per calendar year are eligible to participate in the Amended Purchase Plan as of the first day of the first offering period after they become eligible to participate in the Amended Purchase Plan. However, no employee is eligible to participate in the Amended Purchase Plan if, immediately after the election to participate, such employee would own stock (including stock such employee may purchase under outstanding rights under the Amended Purchase Plan) representing 5% or more of the total combined voting power or value of all classes of the Company’s stock or the stock of any of the Company’s parent or subsidiary corporations. In addition, no employee is permitted to participate if the rights of the employee to purchase the Company’s common stock under the Amended Purchase Plan and all similar purchase plans maintained by us or the Company’s subsidiaries would accrue at a rate which exceeds $25,000 of the fair market value of such stock (determined at the time the right is granted) for each calendar year. As of March 15, 2013, 250 employees would be eligible to participate in the Amended Purchase Plan. Consultants and non-employee members of the Company’s board of directors will not be eligible to participate in the Amended Purchase Plan.

Enrollment

Eligible employees become participants in the Amended Purchase Plan by executing a subscription agreement authorizing payroll deductions and filing it with us prior to the first trading day of each applicable offering period. By enrolling in the Amended Purchase Plan, a participant is deemed to have elected to purchase up to the maximum number of whole shares of the Company’s common stock that can be purchased with the compensation withheld during each purchase period within the offering period for which the participant is enrolled.

Terms

Offerings; Purchase Dates. Offering periods under the Amended Purchase Plan will be successive 6-month periods, comprised of purchase periods of approximately six months. Under the Amended Purchase Plan, purchases will be made once during each offering period on the last trading day of each purchase period, and the dates of such purchases shall be “purchase dates.” A new purchase period will begin the day after a purchase date. A new 6-month offering period will commence on each June 1st and December 1st during the term of the Amended Purchase Plan. Our compensation committee may change the frequency and duration of offering periods and purchase dates under the Amended Purchase Plan, but in no case may an offering period be more than 27 months.

Price and Payment. Employees electing to participate in the Amended Purchase Plan will authorize us to automatically deduct after-tax dollars from each payment until the employee instructs us to stop the deductions or until the employee’s employment is terminated. Participants may contribute up to 20% of their compensation through payroll deductions, and the accumulated deductions will be applied to the purchase of shares on each semi-annual purchase date. Compensation for purposes of the Amended Purchase Plan means an employee’s gross straight-time wages and commissions, but excludes payments for overtime, shift premiums, incentive compensation, incentive payments, bonuses, expense reimbursements, fringe benefits and other compensation. The purchase price per share will be equal to 85% of the fair market value per share on the first trading day of the offering period or, if lower, 85% of the fair market value per share on the semi-annual purchase date. No employee is eligible to purchase more than 5,000 shares of stock on any purchase date.

The fair market value of a share of the Company’s common stock on any date will equal the closing price of a share of common stock on the NASDAQ on the date of determination, as reported in The Wall Street Journal or such other source as the compensation committee deems reliable.

Termination of Participation. Employees may end their participation in an offering at any time during the offering period, and participation ends automatically on termination of employment with us or one of the Company’s subsidiaries or failure to qualify as an eligible employee. Upon such termination of the employee’s participation in the Amended Purchase Plan, such employee’s payroll deductions not already used to purchase stock under the Amended Purchase Plan will be returned to the employee.

Adjustments Upon Changes in Common Stock

If there is any change in the stock subject to the Amended Purchase Plan or subject to any right granted under the Amended Purchase Plan, without receipt of consideration by us (through stock split, reverse stock split, stock dividend, combination or reclassification of the Company’s common stock or any other increase or decrease in the number of shares of the Company’s common stock), the number of shares reserved for issuance under the Amended Purchase Plan and rights outstanding under the Amended Purchase Plan will be appropriately adjusted as to the class and the maximum number of shares subject to such plan and the class, number of shares and price per share of stock subject to such outstanding rights.

In the event we merge with or into another corporation or sell all or substantially all of the Company’s assets, the outstanding rights under the Amended Purchase Plan will be assumed or an equivalent right substituted by the successor company or its parent. If the successor company or its parent refuses to assume the outstanding rights or substitute an equivalent right, then all outstanding purchase rights will automatically be exercised prior to the effective date of the transaction. The purchase price will be equal to 85% of the market value per share on the first trading day of the offering period in which an acquisition occurs or, if lower, 85% of the fair market value per share on the date the purchase rights are exercised.

In the event of the Company’s proposed dissolution or liquidation, the offering period then in progress shall be shortened by setting a new purchase date, and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless the compensation committee provides otherwise.

Amendment and Termination of the Amended Purchase Plan

Our board of directors may at any time and for any reason terminate or amend the Amended Purchase Plan. The Current Purchase Plan is currently scheduled to terminate on January 28, 2014. In the event the proposed amendment and restatement is approved by stockholders, the Amended Purchase Plan will terminate as of the date so terminated by the board of directors. Generally, no such termination can affect rights to purchase shares previously granted or adversely affect the rights of any participant without such participant’s consent, provided that an offering period may be terminated by the Company’s board of directors if it determines that the termination of the offering period or the Amended Purchase Plan is in the best interests of the Company and the Company’s stockholders. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule), we will obtain stockholder approval in such a manner and to such a degree as required.

Without stockholder consent and without regard to whether any participant rights may be considered to have been “adversely affected,” the compensation committee is entitled to change the offering periods, limit the frequency and/or number of changes in the amount withheld during an offering period, and establish such other limitations or procedures as the compensation committee determines in its sole discretion advisable that are consistent with the Amended Purchase Plan. In addition, in the event the Company’s board of directors determines that the ongoing operation of the Amended Purchase Plan may result in unfavourable financial accounting consequences, the Company’s board of directors may, in its discretion and, to the extent necessary or desirable, modify or amend the Amended Purchase Plan to reduce or eliminate such accounting consequences. Such modifications or amendments shall not require stockholder approval or the consent of any plan participants.

Federal Income Tax Consequences Associated with the Amended Purchase Plan

The following is a general summary under current law of the material federal income tax consequences to participants in the Amended Purchase Plan. This summary deals with the general tax principles that apply and is provided only for general information. Some kinds of taxes, such as state and local income taxes, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The summary does not discuss all aspects of income taxation that may be relevant to a participant in light of his or her personal investment circumstances. This summarized tax information is not tax advice.

The Amended Purchase Plan, and the right of participants to make purchases under the Amended Purchase Plan, is intended to qualify under the provisions of Section 423 of the Code. The Amended Purchase Plan is not subject to any provisions of the Employees Retirement Income Security Act of 1974. Under the applicable Code provisions, no income will be taxable to a participant until the sale or other disposition of the shares purchased under the Amended Purchase Plan. Upon such sale or disposition, the participant will generally be subject to tax in an amount that depends upon the holding period. If the shares are sold or disposed of more than two years from the first day of the offering period and one year from the date of purchase, the participant will recognize ordinary income measured as the lesser of (1) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price or (2) an amount equal to 15% of the fair market value of the shares as of the first day of the offering period. Any additional gain will be treated as long-term capital gain. If the shares are held for the periods described above, are sold and the sale price is less than the purchase price, there is no ordinary income and the participating employee has a long-term capital loss for the difference between the sale price and the purchase price. If the shares are sold or otherwise disposed of before the expiration of the holding periods described above, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the capital gain holding period. We are not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized upon a sale or disposition of shares prior to the expiration of the holding periods described above. We will treat any transfer of record ownership of shares as a disposition, unless we are notified to the contrary. In order to enable us to learn of dispositions prior to the expiration of the holding periods described above and ascertain the amount of the deductions to which it is entitled, participating employees will be required to notify us in writing of the date and terms of any disposition of shares purchased under the Amended Purchase Plan.

Number of Shares Purchased by Certain Individuals and Groups

The following table sets forth for each of the listed persons and groups (i) the aggregate number of shares of common stock of the Company purchased under the Current Purchase Plan during fiscal 2012, and (ii) the market value of those shares on the date of such purchase, minus the purchase price of such shares:

Name and Position	Number of Shares	Dollar Value ($)
Gerald T. Proehl	6,190	26,507
President and Chief Executive Officer
Debra P. Crawford	2,092	8,961
Senior Vice President, Chief Financial Officer, Treasurer and Secretary
Warren E. Hall	6,495	27,821
Senior Vice President, Manufacturing and Product Development
Wendell Wierenga, Ph.D.	2,509	10,769
Executive Vice President, Research and Development
Carey J. Fox, J.D.	2,067	8,854
Senior Vice President, General Counsel
All current executive officers, as a group	25,494	109,219
All current directors who are not executive officers, as a group(1)	—	—
All current and former employees who are not current executive officers, as a group	220,377	944,079

(1)	Non-employee directors are not eligible to participate in the Current Purchase Plan or the Amended Purchase Plan.

Vote Required and Board Recommendation

The affirmative vote of a majority of the votes present in person or by proxy and entitled to vote on this proposal at the Annual Meeting is required for approval of the Amended Purchase Plan. For purposes of the vote on the Amended Purchase Plan, abstentions will have the same effect as votes against the Amended Purchase Plan and broker non-votes will have no effect on the result of the vote.

Our board of directors recommends a vote “FOR” the approval of the Amended and Restated Employee Stock Purchase Plan (as amended and restated effective June 11, 2013).

PROPOSAL 5

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our board of directors has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2013 and has directed that management submit the appointment of our independent registered public accounting firm to the stockholders for ratification at the Annual Meeting. Ernst & Young LLP has audited our financial statements since 1998 and through the year ended December 31, 2012. Representatives of Ernst & Young LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholders are not required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm. However, we are submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If you fail to ratify the appointment, our board of directors and the audit committee will reconsider whether or not to retain Ernst & Young LLP. Even if the appointment is ratified, our board of directors and the audit committee in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of our company and our stockholders.

Audit and All Other Fees

The aggregate fees billed to the Company by Ernst & Young LLP, our independent registered public accounting firm, for the indicated services were as follows:

	2012	2011
Audit Fees(1)	$516,594	$614,564
Audit Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees(4)	1,995	1,995

(1)	Audit Fees consist of fees billed for professional services performed by Ernst & Young LLP for the audit of our annual financial statements and review of financial statements in our quarterly reports on Form 10-Q, review of our registration statements on Forms S-3 and S-8, and related services that are normally provided in connection with statutory and regulatory filings or engagements.
(2)	Audit Related Fees consist of fees billed in the indicated year for assurance and related services performed by Ernst & Young LLP that are reasonably related to the performance of the audit or review of our financial statements.
(3)	Tax Fees consist of fees billed in the indicated year for professional services performed by Ernst & Young LLP with respect to tax compliance and tax planning and advice.
(4)	All Other Fees consist of fees billed in the indicated year for other permissible work performed by Ernst & Young LLP that is not included within the above category descriptions.

The audit committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Ernst & Young LLP, and has concluded that the provision of such services is compatible with maintaining the independence of our independent registered public accounting firm.

Audit Committee Policy Regarding Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Registered Public Accounting Firm

Our audit committee has established a policy that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the audit committee, and all such services were pre-approved in accordance with this policy during the fiscal years ended December 31, 2011 and December 31, 2012. These services may include audit services, audit-related services, tax services and other services. The audit committee considers whether the provision of each non-audit service is compatible with maintaining the independence of our auditors. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

Vote Required and Board Recommendation

The affirmative vote of the holders of a majority of the shares of our common stock represented and voting at the Annual Meeting will be required to ratify the appointment of Ernst & Young LLP.

Our board of directors recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Exchange Act, directors, officers and beneficial owners of 10% or more of our common stock are required to file with the SEC on a timely basis initial reports of beneficial ownership and reports of changes regarding their beneficial ownership of our common stock. Officers, directors and 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file.

Based solely on our review of the copies of such forms received and the written representations from certain reporting persons, we have determined that all executive officers, directors and greater than 10% beneficial owners known to us complied with their reporting obligations under Section 16(a) of the Exchange Act during the fiscal year ended December 31, 2012, except that Cosmo Technologies Limited (“Cosmo”), a greater than 10% beneficial owner, failed to file a Form 4 with respect to its receipt of 906,412 shares of our common stock on February 17, 2012 in connection with the payment of a regulatory milestone under our license agreement. Cosmo subsequently filed the Form 4 on March 21, 2013.

STOCKHOLDER PROPOSALS

In order to be included in our proxy statement and form of proxy relating to our Annual Meeting of Stockholders to be held in 2014, proposals of stockholders intended to be presented at that meeting must be received by us no later than December __, 2013, which is 120 days prior to the first anniversary of the mailing date of this Proxy Statement. These proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the proxy statement. Under our Amended and Restated Bylaws, a stockholder who wishes to make a proposal at the 2014 Annual Meeting without including the proposal in our proxy statement and form of proxy relating to that meeting must notify us no earlier than February 11, 2014 and no later than March 13, 2014 unless the date of the 2014 annual meeting of stockholders is more than 30 days before or more than 60 days after the one-year anniversary of the 2013 annual meeting. If the stockholder fails to give notice by this date, then the persons named as proxies in the proxies solicited by the board of directors for the 2014 Annual Meeting may exercise discretionary voting power regarding any such proposal.

ANNUAL REPORT

Our annual report for the fiscal year ended December 31, 2012 will be mailed to stockholders of record on or about April __, 2013. Our annual report does not constitute, and should not be considered, a part of this proxy solicitation material.

Any person who was a beneficial owner of our common stock on the Record Date may request a copy of our annual report, and it will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of our company at such date. Requests should be directed to Santarus, Inc., 3611 Valley Centre Drive, Suite 400, San Diego, California 92130, Attention: Investor Relations.

OTHER BUSINESS

Our board of directors does not know of any matter to be presented at our Annual Meeting which is not listed on the Notice of Annual Meeting of Stockholders and discussed above. If other matters should properly come before the meeting, however, the persons named in the accompanying proxy card will vote all proxies in accordance with their best judgment.

All stockholders are urged to complete, sign, date and return the accompanying proxy card in the enclosed envelope.

By Order of the Board of Directors,

Gerald T. Proehl
President, Chief Executive Officer and Director

Dated: April     , 2013